UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Host Hotels & Resorts, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of person(s) filing proxy statement, if other than the registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies:

(2)	Aggregate number of securities to which the transaction applies:

(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of the transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

April 5, 2012

Dear Fellow Stockholder:

You are cordially invited to attend our 2012 Annual Meeting of Stockholders of Host Hotels & Resorts, Inc., which will be held at 11:00 a.m. on Thursday, May 10, 2012, at The Ritz-Carlton, Tysons Corner in McLean, Virginia. The doors will open at 10:30 a.m. Our directors and management team will be available to answer questions.

The attendance of stockholders at our annual meeting is helpful in maintaining communication and understanding of our business. We hope you will be able to join us. Whether or not you plan to attend, you can ensure that your shares are represented at the meeting by promptly voting and submitting your proxy by telephone or by Internet, or by completing, signing, dating and returning your proxy form. Instructions for these convenient ways to vote are set forth on the enclosed proxy card. If you attend the meeting, you may continue to have your shares voted as instructed in the proxy or you may withdraw your proxy at the meeting and vote your shares in person.

We describe in detail the proposals to be introduced at the annual meeting in the attached Notice of 2012 Annual Meeting of Stockholders and Proxy Statement. Our 2011 Annual Report (including our Annual Report on Form 10-K filed with the Securities and Exchange Commission) is also enclosed. We encourage you to read our Annual Report and hope you will find it interesting and useful. Thank you for your continued interest in Host Hotels & Resorts, and we look forward to seeing you at the meeting.

Sincerely,

Richard E. Marriott
Chairman of the Board

6903 Rockledge Drive, Suite 1500

Bethesda, Maryland 20817-1109

NOTICE OF 2012 ANNUAL MEETING OF STOCKHOLDERS

Meeting Date:	Thursday, May 10, 2012
Meeting Time:	11:00 a.m., Doors open at 10:30 a.m.
Location:	The Ritz-Carlton Hotel, Tysons Corner 1700 Tysons Boulevard, McLean, Virginia (see back page for directions)

Agenda

1.	Election of eight directors

The Board recommends that you vote FOR each of the director nominees.

2.	Ratification of the appointment of KPMG LLP as the Company’s independent registered public accountants to serve for 2012

The Board recommends that you vote FOR the ratification of the appointment of KPMG LLP.

3.	An advisory resolution to approve executive compensation

The Board recommends that you vote FOR the advisory resolution.

4.	Transaction of any other business that may be properly brought before the annual meeting or any adjournment or postponement thereof.

The proxy statement more fully describes these proposals.

Voting

You may vote if you were a holder of record of our common stock at the close of business on March 15, 2012. Whether or not you plan to attend the annual meeting, please vote in one of the following ways:

•	Use the toll-free number shown on your proxy card (this call is toll-free if made in the United States or Canada);

•	Go to the website address shown on your proxy card and vote via the Internet; or

•	Mark, sign, date and return the enclosed proxy card in the postage-paid envelope.

By Order of the Board of Directors

ELIZABETH A. ABDOO
Secretary

April 5, 2012

PROXY STATEMENT

i

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be held on Thursday, May 10, 2012.

The Proxy Statement and Annual Report to Stockholders are available at

http://www.hosthotels.com/investorrelations.asp

ii

PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

Annual Meeting of Stockholders

• Time and Date	11:00 a.m., May 10, 2012
• Place	Ritz-Carlton Tysons Corner
1700 Tysons Boulevard
McLean, Virginia
• Record Date	March 15, 2012
• Number of Common Shares eligible to vote at the meeting as of the record date: 716,515,457

Voting Matters

Matter	Board Recommendation	Page Reference (for more detail)
Election of Directors	FOR each director nominee	18
Ratification of Appointment of KPMG LLP	FOR	23
Advisory Resolution to Approve Executive Compensation	FOR	58

Board Nominees

The following table provides summary information about each director nominee. Directors are elected annually by a majority of votes cast.

Name, Age	Director Since	Occupation	Committee Memberships*	Other Public Company Boards
Robert M. Baylis, 73	1996	Retired Vice Chair of CS First Boston	NCG (C), C, LD	Gildan Activewear
Terence C. Golden, 67	1995	Chairman of Bailey Capital Corporation	None	Pepco Holdings, Inc. Washington Real Estate Investment Trust
Ann McLaughlin Korologos, 70	1993	Former Chair of RAND Corporation Board of Trustees	C (C), NCG	Kellogg Company AMR Corporation Harman International Industries Vulcan Materials Company
Richard E. Marriott, 73	1979	Chairman of the Board	None	First Media Corporation
John B. Morse, Jr., 65	2003	Retired Vice President and CFO of The Washington Post Company	A (C) (F), NCG	AES Corporation HSN, Inc.
Walter C. Rakowich, 54	2012	Co-Chief Executive Officer of Prologis	A (F)	Prologis
Gordon H. Smith, 59	2009	President & CEO of the National Association of Broadcasters	A, NCG
W. Edward Walter, 56	2007	President and Chief Executive Officer	None	AvalonBay Communities

*	A	Audit Committee	C	Compensation Policy Committee
	(C)	Chair of the Committee	NCG	Nominating and Corporate Governance Committee
	(F)	Financial Expert	LD	Lead Director

ATTENDANCE AND VOTING MATTERS

Q.	What is a proxy?

It is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. This proxy is being solicited by the Board of Directors, and we have designated Larry K. Harvey and Elizabeth A. Abdoo as proxies for this annual meeting. When you properly sign your proxy card or vote via telephone or the Internet, you are giving the persons named on the card your direction to vote your shares of common stock at the annual meeting as you designate.

Q.	What is a proxy statement?

It is a document that summarizes information that we are required to provide you under the rules of the Securities and Exchange Commission, or SEC, when we ask you to vote your shares or designate a proxy. It is designed to assist you in voting.

Q.	What does it mean if I get more than one proxy card?

You should vote by completing and signing each proxy card you receive. You will receive separate proxy cards for all of the shares you hold in different ways, such as jointly with another person, or in trust, or in different brokerage accounts.

Q.	What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

Stockholder of Record. If your shares are registered directly in your name with the Company’s transfer agent, Computershare Trust Company, N.A., or Computershare, you are considered the stockholder of record with respect to those shares, and the Notice of Annual Meeting, Proxy Statement and our 2011 Annual Report was sent directly to you by the Company.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice of Annual Meeting, Proxy Statement and our 2011 Annual Report was forwarded to you by that organization. The organization holding your shares is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account.

Q.	Who is entitled to vote?

Anyone who owned common stock of the Company at the close of business on March 15, 2012, the record date, can vote at the annual meeting. We are first sending the Notice of Annual Meeting, Proxy Statement and our 2011 Annual Report on April 5, 2012 to all stockholders entitled to vote at the meeting.

Q.	How can I manage the number of Annual Reports I receive?

The included glossy Annual Report and our Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC (which together comprise the Annual Report of the Company), is being mailed to stockholders with this Proxy Statement. If you share an address with any of our other stockholders, your household might receive only one copy of these documents. To request individual copies for each stockholder in your household, please contact our Investor Relations department at 240-744-1000, by e-mail to ir@hosthotels.com, or by mail to Host Hotels & Resorts, Inc., 6903 Rockledge Drive, Suite 1500, Bethesda, MD 20817, Attn: Investor Relations. To ask that only one set of the documents be mailed to your household, please contact your bank, broker or other nominee or, if you are a stockholder of record, please call our transfer agent, Computershare at 866-367-6351 toll-free within the United States and Canada; outside the United States and Canada at 781-575-4320, or by mail at P.O. Box 43078, Providence, Rhode Island 02940.

Q.	How do I vote?

Voting in Person at the Meeting. If you are a stockholder of record as of the close of business on March 15, 2012 and attend the annual meeting, you may vote in person at the meeting. If your shares are held by a broker, bank or other nominee (i.e., in “street name”) and you wish to vote in person at the meeting, you will need to obtain a proxy form from the broker, bank or other nominee that holds your shares of record.

Voting by Proxy for Shares Registered Directly in the Name of the Stockholder. If you hold your shares in your own name as a holder of record, you may vote your shares as follows:

•

Vote by Telephone. You may vote by telephone by calling the toll-free number listed on the accompanying proxy card. Telephone voting is available 24 hours per day until 11:59 p.m., Eastern Time, on Wednesday, May 9, 2012. When you call, have your proxy card in hand and you will receive a series of voice instructions, which will allow you to vote your shares of common stock. You will be given the opportunity to confirm that your instructions have been properly recorded. IF YOU VOTE BY TELEPHONE, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

•

Vote by Internet. You also have the option to vote via the Internet. The website for Internet voting is printed on your proxy card. Internet voting is available 24 hours per day until 11:59 p.m., Eastern Time, on Wednesday, May 9, 2012. As with telephone voting, you will be given the opportunity to confirm that your instructions have been properly recorded. IF YOU VOTE VIA THE INTERNET, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

•	Vote by Mail. If you would like to vote by mail, mark your proxy card, sign and date it, and return it to Computershare in the postage-paid envelope provided.

Voting by Proxy for Shares Registered in Street Name. If your shares are held in street name, you will receive instructions from your broker, bank or other nominee which you must follow in order to have your shares of common stock voted.

Q.	Who is acting as my proxy and how will they vote my shares?

The individuals named on the enclosed proxy card are your proxies. They will vote your shares as you indicate. If you sign and return your proxy card but do not indicate how you wish to vote and you hold your shares in your own name as a holder of record, all of your shares will be voted:

(1)	FOR each of the nominees for director;

(2)	FOR the ratification of the appointment of KPMG LLP as the Company’s independent registered public accountants for 2012;

(3)	FOR the advisory resolution to approve executive compensation; and

(4)	In the discretion of your proxies on any other matters that may properly come before the annual meeting or any adjournment or postponement thereof.

However, if you hold your shares in street name, it is critical that you cast your vote in order for your vote to count. In the past, if you held your shares in street name and you did not indicate how you wanted to vote those shares, your bank or broker was allowed to vote those shares on your behalf in the election of directors and other routine matters as they deemed appropriate. Now, due to recent regulatory changes, your bank or broker no longer is able to vote your shares on a discretionary basis in most matters. If you hold your shares in street name and do not instruct your bank or broker how to vote, then no votes will be cast on your behalf for all matters other than the ratification of the appointment of KPMG LLP as the Company’s independent registered public accountants for 2012 (proposal 2).

Q.	May I revoke my proxy?

You may revoke your proxy at any time before the annual meeting if you:

(1)	File a written notice of revocation dated after the date of your proxy with Computershare; or

(2)	Send Computershare by mail a later-dated proxy for the same shares of common stock; or

(3)	Submit a new vote by telephone or the Internet. The date of your last vote, by either of these methods or by mail, will be the one that is counted; or

(4)	Attend the annual meeting AND vote there in person.

The mailing address for Computershare is P.O. Box 43078, Providence, Rhode Island 02940. The overnight delivery address for Computershare is: 250 Royall Street, Canton, Massachusetts 02021.

Q.	What vote is required to approve each proposal?

In the election of directors, each nominee must receive more “For” votes than “Against” votes in order to be elected as a director. The affirmative vote of a majority of votes cast at the meeting is required to ratify the appointment of KPMG LLP as the Company’s independent registered public accountants for 2012 and to approve the advisory resolution on executive compensation.

Q.	What constitutes a “quorum”?

A majority of the outstanding shares entitled to vote, present in person or by proxy, constitutes a quorum. We must have a quorum to conduct the annual meeting. If a quorum is not present or if we decide that more time is necessary for the solicitation of proxies, we may adjourn the annual meeting. We may do this with or without a stockholder vote. If there is a stockholder vote to adjourn, the named proxies will vote all shares of common stock for which they have voting authority in favor of the adjournment.

Q.	How are abstentions and broker non-votes treated?

Shares of our common stock represented by proxies that are marked “abstain,” or which constitute broker non-votes, will be counted as present at the meeting for the purpose of determining a quorum. Broker non-votes occur when a nominee holding shares of our common stock for a beneficial owner returns a properly executed proxy but has not received voting instructions from the beneficial owner and such nominee does not possess or does not choose to exercise discretionary authority with respect to such shares. Abstentions and broker non-votes will have no effect on the results of the vote on the election of directors or the results of proposals 2 and 3.

Q.	How can I obtain copies of documents referenced in this proxy statement?

Copies of the Company’s Corporate Governance Guidelines, codes of conduct and other documents referenced in this proxy statement can be accessed in the “Investor Relations—Governance” section of the Company’s website at http://www.hosthotels.com. Copies of these documents are also available in print to stockholders upon request by writing to:

Host Hotels & Resorts, Inc.

6903 Rockledge Drive, Suite 1500

Bethesda, Maryland 20817

Attention: Investor Relations

Q.	How will voting on any other business be conducted?

Although we do not know of any other business to be considered at the annual meeting other than the proposals described in this proxy statement, if any other business is properly presented at the annual meeting your signed proxy card gives authority to Larry K. Harvey and Elizabeth A. Abdoo, or either of them, to vote on such matters in their discretion. Unless otherwise required by our Charter or Bylaws or by applicable Maryland law, any other matter properly presented for a vote at the meeting will require the affirmative vote of a majority of the votes cast.

Q.	Who will count the votes?

Computershare Trust Company, N.A., our transfer agent, will act as the inspectors of election and will tabulate the votes.

Q.	Who pays the cost of this proxy solicitation?

We bear all expenses incurred in connection with the solicitation of proxies. We have hired the firm of MacKenzie Partners, Inc. to assist in the solicitation of proxies for a fee of $8,500, plus expenses. We will reimburse brokers, fiduciaries and custodians for their reasonable expenses related to forwarding our proxy materials to those beneficial owners.

Q.	Is this proxy statement the only way that proxies are being solicited?

No. In addition to mailing these proxy solicitation materials, our officers and employees may solicit proxies by further mailings or personal conversations, or by telephone, facsimile or other electronic means.

Q.	How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be disclosed on a Form 8-K filed with the SEC within four business days of the date of the annual meeting, which will be available on the Company’s website at http://www.hosthotels.com.

CORPORATE GOVERNANCE AND BOARD MATTERS

Corporate Governance

Our Board of Directors oversees the management of the Company and its business for the benefit of our stockholders in order to enhance stockholder value over the long-term. The Board has adopted Corporate Governance Guidelines which are reviewed annually and periodically amended as the Board enhances the Company’s corporate governance practices. The Company’s Corporate Governance Guidelines, codes of conduct and other documents describing the Company’s corporate governance practices can be accessed in the “Investor Relations—Governance” section of the Company’s website at http://www.hosthotels.com. Copies of these documents are also available in print to stockholders upon request.

The Company invites stockholders and other interested parties to communicate any concerns they may have about the Company directly and confidentially with any of (i) the full Board of Directors, (ii) the presiding director or (iii) the non-management directors as a group, by writing to the Board of Directors, the Presiding Director or the Non-Management Directors at Host Hotels & Resorts, Inc., 6903 Rockledge Drive, Bethesda, MD 20817, Attn: Secretary. The Secretary will review and forward all stockholder communications to the intended recipient except those unrelated to the duties and responsibilities of the Board, such as junk mail and mass mailings, resumes and other forms of job inquiries, surveys, new business suggestions, business solicitations or advertisements. In addition, material that is hostile, threatening, illegal or similarly unsuitable or outside the scope of Board matters or duplicative of other communications previously forwarded to the recipient will also be excluded. The Secretary shall retain for three years copies of all stockholder communications that are forwarded.

Code of Business Conduct and Ethics

The Board has also adopted a code of business conduct and ethics that applies to all officers and employees of the Company and a code of business conduct and ethics and conflict of interest policy that applies to the Board. The purpose of these codes of conduct is to promote honest and ethical conduct; to promote full, fair, accurate, timely and understandable disclosure in periodic reports required to be filed by the Company; and to promote compliance with all applicable rules and regulations that apply to the Company and its officers, employees and directors.

Board Leadership Structure

Our governance framework provides the Board with the flexibility to select the appropriate leadership structure for the Company. This will be driven by the needs of the Company as well as the particular makeup of the Board at any point in time. As a result, no policy exists requiring the combination or separation of leadership roles, and the Company’s governing documents do not mandate a particular structure.

Our current leadership structure is comprised of the Chairman of the Board, a separate Chief Executive Officer, an independent director serving as Lead Director who presides over the non-management directors, and strong active independent directors. The CEO is responsible for setting the strategic direction of the Company and for the day to day leadership and management of the Company, while the Chairman of the Board provides guidance to the CEO, directs the agenda for Board meetings and presides over meetings of the full Board. This structure reflects the continued strong leadership, industry experience and energy brought to the Board by Richard E. Marriott, who has led the Company as Chair since its split with Marriott International in 1993. His over 46 year career at the Company uniquely provides him with a perspective and wealth of knowledge that is invaluable to the Board.

Another component of our leadership structure is the active role played by our independent directors in overseeing the Company’s business, both at the Board and Committee level. Six of eight of our directors nominees are considered independent within the meaning of the rules of the New York Stock Exchange. Under our Corporate Governance Guidelines, non-management directors meet in executive session without the presence of the CEO, the Chairman of the Board or other executive officers. The purpose of these sessions is to promote open discussions among the independent directors concerning the business and affairs of the Company as well as matters concerning management, without any member of management present.

The Chair of our Nominating and Corporate Governance Committee, Robert M. Baylis, serves as our Lead Director. As such, he presides at all executive sessions of non-management directors. Mr. Baylis also serves as the director to whom correspondence may be directed on behalf of the non-management directors as a group, as described above under “Corporate Governance.” The position and role of the Lead Director is intended to expand lines of communication between the Board and members of management. It is not intended to reduce the free and open access and communications that each independent board member has with other board members and members of management.

At least annually, the Nominating and Corporate Governance Committee discusses the structure and composition of the Board of Directors and reviews the current leadership structure. This is discussed with the full Board as part of the Board’s annual evaluation to assess its effectiveness and takes into account our current business plans and long-term strategy as well as the particular makeup of the Board at that time.

Independence of Directors

It is the Board’s policy that a majority of the directors of the Company be independent. To be considered independent, a director must not have a material relationship with the Company that could interfere with a director’s independent judgment. To be considered independent, directors must also be “independent” within the meaning of the New York Stock Exchange’s requirements. To assist the Board in determining whether a director is independent, the Board has adopted standards for independence set forth in the Company’s Corporate Governance Guidelines.

Under these standards, a director is not considered independent if, within the past three years:

•	the director was employed by the Company (except on an interim basis);

•	an immediate family member of the director was an executive officer of the Company;

•	the director or an immediate family member is a partner at the Company’s internal or external auditors;

•	the director or an immediate family member was a partner or employee of the Company’s internal or external auditors and worked on the Company’s audit;

•	the director or an immediate family member is employed as an executive officer of another company when a present officer of the Company served on that company’s compensation committee;

•

the director or an immediate family member received, during any 12-month period, more than $120,000 in compensation from the Company, other than director or committee fees or deferred compensation (provided such deferred compensation is not contingent in any way on continued service);

•

the director or an immediate family member is an employee of a company that makes payments to or receives payments from the Company for property or services in excess of the greater of $1 million or 2% of that company’s consolidated gross revenue over one fiscal year; or

•

the director or an immediate family member is an executive officer, director, or trustee of a tax exempt organization to which the Company makes contributions in an amount that, in any single fiscal year, exceeds the greater of $1 million or 2% of the tax exempt organization’s consolidated gross revenues.

In addition, the Board also considers the following factors, among others, in making its independence determinations:

•	whether the director, or an organization with which the director is affiliated, has entered into any commercial, consulting, or similar contracts with the Company; and

•	whether the director receives any compensation or other fees from the Company, other than the fees described under “Director Compensation”.

Consistent with these considerations, the Nominating and Corporate Governance Committee reviewed directors’ responses to a questionnaire asking about their relationships with the Company, as well as those of their immediate family members, and other potential conflicts of interest. The Committee determined that all of the director nominees other than Mr. Marriott and Mr. Walter are independent and recommended to the Board that Messrs. Baylis, Golden, Morse and Rakowich and Ms. Korologos have been determined to be independent. The Board approved the determination that six of the Company’s eight director nominees are independent. Messrs. Marriott and Walter are not independent because they are Company employees.

The Board’s Role in Risk Oversight

Our Board of Directors has overall responsibility for risk oversight with a focus on the most significant risks facing the Company, with reviews of certain areas being conducted by the relevant Committees that report on their deliberations to the Board. Risks are considered in almost all business decisions and as part of the Company’s business strategy. The Board recognizes that it is neither possible nor prudent to eliminate all risk. Indeed, appropriate risk-taking is essential for the Company to be competitive and to achieve its business objectives.

The chart below summarizes the primary areas of risk oversight for the Board and its Committees.

Board/Committee	Primary Areas of Risk Oversight
Full Board	Strategic, financial and execution risks and exposures associated with the annual business plan, and strategic plan; major litigation and regulatory exposures, environmental and other current matters that may present material risk to the Company’s operations, plans, prospects or reputation; joint ventures, acquisitions and divestitures; capital markets; and senior management succession planning.

Audit Committee	Discusses guidelines and policies with respect to the Company’s risk assessment and risk management processes. Responsible for oversight of risks associated with financial matters, particularly the Company’s financial statements, tax, accounting, and disclosure; risks associated with derivatives and hedging strategy; risks associated with the independence, qualifications and performance of the Company’s outside auditor and internal auditors; and the Company’s compliance with legal and regulatory requirements.

Compensation Policy Committee	Exposures associated with compensation of the Company’s officers, stock ownership and incentive-compensation plans, executive retention, succession planning and employment related matters. As discussed in more detail in the Compensation Discussion & Analysis, the Committee reviews and approves compensation programs with features that are designed to mitigate risk without diminishing the incentive nature of compensation.

Nominating and Corporate Governance Committee	Risks and exposures relating to the identification of qualified candidates to become Board members; continuing oversight of Board composition; review of the structure, membership and charters of the Board committees; review of compensation for independent directors; and oversight of the evaluation of the Board and management.

The Board and its Committees implement their oversight responsibilities through management reporting processes that are designed to provide visibility to the Board about the identification, assessment and management of critical risks and management’s risk mitigation strategies. These areas of focus include strategic, operating, financial, legal, compliance and reputational risk. Management communicates routinely with the Board, its Committees and individual directors on the significant risks identified through this process and how they are being managed.

Meetings and Committees of the Board

The Board met five times in 2011. Each director attended at least 80% of the meetings of the Board and of the committees on which the director served. Under the Corporate Governance Guidelines, directors are expected to attend the annual meeting of stockholders, and all directors attended the annual meeting in 2011. Under our Corporate Governance Guidelines, non-management directors meet in executive session without management and did so after each regularly scheduled Board meeting in 2011. Mr. Baylis, the Chair of the Nominating and Corporate Governance Committee and Lead Director, presided over the executive sessions of the non-management directors.

The Board has established three standing committees to assist it in carrying out its responsibilities: the Audit Committee, the Compensation Policy Committee and the Nominating and Corporate Governance Committee. The Board has adopted a written charter for each committee, all of which are available on the Company’s website (http://www.hosthotels.com). Copies of these charters are also available in print to stockholders upon request. See How can I obtain copies of documents referenced in this proxy statement? Each committee consists entirely of independent directors in accordance with New York Stock Exchange rules. The Board generally makes committee assignments in May after the annual meeting of stockholders, upon recommendation of the Nominating and Corporate Governance Committee. The Board may from time to time appoint other committees as circumstances warrant. Any new committees will have authority and responsibility as delegated by the Board.

Committee	Current Members	Number of Meetings Held in 2011 and Committee Functions
Audit (1)	John B. Morse, Jr. (Chair) Willard W. Brittain (2) Walter C. Rakowich (3) Gordon H. Smith

•    Number of meetings: Seven

•    Appoints and oversees the independent auditors;

•    Approves the scope of audits and other services to be performed by the independent and internal auditors;

•    Reviews and approves in advance the engagement fees of the outside auditor and all non-audit services and related fees, and assesses whether the performance of non-audit services could impair the independence of the independent auditors;

•    Reviews the work and findings, if any, of the internal auditors;

•    Reviews the results of internal and external audits, the accounting principles applied in financial reporting, and financial and operational controls;

•    Meets with the independent auditors, management representatives and internal auditors;

•    Reviews interim financial statements each quarter before the Company files its Quarterly Report on Form 10-Q with the SEC;

•    Reviews audited financial statements each year before the Company files its Annual Report on Form 10-K with the SEC; and

•    Reviews risk exposures and management policies.

(1)	Each member of the Audit Committee, in the business judgment of the Board, meets the qualifications (including independence) and expertise requirements of the New York Stock Exchange. In addition, Mr. Brittain, Mr. Morse and Mr. Rakowich are “audit committee financial experts” within the meaning of SEC rules. Our independent and internal auditors have unrestricted access to the Audit Committee. The Report of the Audit Committee appears later in this proxy statement.

(2)	Mr. Brittain did not stand for re-election and his service on the Audit Committee will end on the date of the 2012 annual meeting.

(3)	Mr. Rakowich was appointed to the Audit Committee effective March 1, 2012.

Committee	Current Members	Number of Meetings Held in 2011 and Committee Functions
Nominating and Corporate Governance	Robert M. Baylis (Chair) Ann McLaughlin Korologos John B. Morse, Jr. Gordon H. Smith

•    Number of meetings: Four

•    Makes recommendations to the Board on corporate governance matters and is responsible for keeping abreast of corporate governance developments;

•    Oversees the annual evaluation of the Board, its committees and management;

•    Reviews periodically the compensation and benefits of non-employee directors and makes recommendations to the Board or the Compensation Policy Committee of any modifications;

•    Reviews the composition of the Board and skills of directors and recommends nomination of Board members and addition of new members, as appropriate;

•    Ensures that the Board maintains its diversity;

•    Reviews policies and programs on matters of corporate responsibility and sustainability, including environmental, social and other matters; and

•    Fulfills an advisory function with respect to a range of matters affecting the Board and its committees, including making recommendations with respect to:

—     selection of committee chairs and committee assignments; and

—     implementation, compliance and enhancements to codes of conduct and the Company’s Corporate Governance Guidelines.

In addition, the Chair of the Nominating and Corporate Governance Committee is the Lead Director and presides at all executive sessions of independent directors, determines the agenda for such discussions, and serves as liaison between the independent directors and the Chairman and the Chief Executive Officer.

Committee	Current Members	Number of Meetings Held in 2011 and Committee Functions
Compensation Policy	Ann McLaughlin Korologos (Chair) Robert M. Baylis Willard W. Brittain (1)

•    Number of meetings: Five

•    Oversees compensation policies and plans for the Company’s employees;

•    Reflects the Company’s compensation philosophy in structuring compensation programs;

•    Approves the goals and objectives for compensation of all executive officers of the Company and approves compensation for other members of senior management;

•    Advises our Board on the adoption of policies that govern the Company’s annual compensation and stock ownership plans;

•    Reviews and approves the Company’s goals and objectives relevant to the compensation of the CEO and evaluates the CEO’s performance in light of those goals and objectives;

•    Reviews and advises the Company on the process used for gathering information on the compensation paid by other similar businesses;

•    Reviews the Company’s succession plans relating to the CEO and other senior management; and

•    Reviews periodic reports from management on matters relating to the Company’s personnel appointments and practices.

(1)	Mr. Brittain did not stand for re-election and his service on the Compensation Policy Committee will end on the date of the 2012 annual meeting.

Role of the Compensation Consultant

Pursuant to its charter, the Compensation Policy Committee is authorized to retain and terminate any consultant, as well as approve the consultant’s fees, scope of work and other terms of retention. In 2005, the Committee retained compensation consultant Towers Perrin (known as Towers Watson after merging with Watson Wyatt Worldwide effective January 1, 2010). Towers Watson assisted the Committee in the design, structure and implementation of the executive compensation programs for 2006-2008 and 2009-2011. In October 2010, the Committee retained Pay Governance LLC as its advisor. Pay Governance is an independent consulting firm that is comprised of former Towers Watson associates. Pay Governance advises and consults with the Committee on compensation issues, compensation design, and keeps the Committee apprised of regulatory, legislative, and accounting developments and competitive practices related to executive compensation. They do not determine or recommend the exact amount or form of executive compensation for any executive officers. Pay Governance reports directly to the Committee, and a representative of Pay Governance, when requested, attends meetings of the Committee, is available to participate in executive sessions and communicates directly with the Committee Chair or its members outside of meetings. Pay Governance does no other work for the Company.

The Compensation Policy Committee may delegate any or all of its responsibilities to a subcommittee, but did not do so in 2011. The Compensation Policy Committee’s Report on Executive Compensation appears later in this proxy statement.

Compensation-Related Risks

The Compensation Policy Committee oversees the compensation policies and plans for all employees. Management, at the request of the Committee, has assessed the Company’s compensation programs and has concluded that they do not create risks that are reasonably likely to have a material adverse effect on the Company. This risk assessment process included a review of all material compensation policies and practices, which were discussed with the Committee. The compensation programs of the Company are all centrally designed and centrally administered. They do not vary by department or business operations. The elements of compensation for senior management and upper middle management are also the same: base salary, annual cash incentive awards and long-term incentives. The performance measures for the incentive awards are (i) Company financial metrics that are based on an annual business plan and budget reviewed and approved by the Board and (ii) personal performance goals that are derived from the annual business plan and budget and Company strategic plan, which tie to measures of long-term success of the Company. The business plan and budget are reviewed quarterly with the Board and the strategic plan is addressed annually. The personal goals are drafted by each employee annually and approved by each manager so that there is a common purpose and accountability throughout the Company. Total compensation is capped throughout our compensation programs, and the Compensation Policy Committee reviews all senior management compensation and that of any employee earning more than $500,000 in annual target compensation, which would include salary, bonus and equity awards. Based on the foregoing, we believe that our compensation policies and practices do not create inappropriate or excessive risk-taking.

Compensation Policy Committee Interlocks and Insider Participation

None of the members of the Compensation Policy Committee is or has been an officer or employee of the Company or had any relationship that is required to be disclosed as a transaction with a related person.

Identification and Evaluation of Director Candidates

Each year the Nominating and Corporate Governance Committee reviews with the Board of Directors the composition of the Board as a whole and makes a recommendation whether to renominate directors and whether to consider any new persons to be added to the Board. The Committee considers director candidates suggested by members of the Committee, other directors and management. In 2011, the Committee engaged the services of a third party search firm, Heidrick & Struggles, to assist in identifying and evaluating director candidates. The Committee will also consider any written suggestions of stockholders for director nominees. The recommendation must include the name and address of the candidate, a brief biographical description and a description of the person’s qualifications. Recommendations should be mailed to Host Hotels & Resorts, Inc., 6903 Rockledge Drive, Suite 1500, Bethesda, MD 20817, Attn: Secretary. The Committee will evaluate in the same manner candidates suggested in accordance with this policy and those recommended by other sources. The Committee has full discretion in considering all nominations to the Board. Alternatively, stockholders who would like to nominate a candidate for director (in lieu of making a recommendation to the Nominating and Corporate Governance Committee) must comply with the requirements described in this proxy statement and the Company’s Bylaws. See “Stockholder Proposals for our Next Annual Meeting.”

The evaluation of director candidates involves several steps, not necessarily in any particular order. Preliminary interviews of director candidates may be conducted by the Chair of the Committee or, at his request, any other member of the Committee, the Chairman of the Board, or other directors. Background material pertaining to director candidates is distributed to the members of the Committee for their review. References are checked and analyses are performed to identify potential conflicts of interest and appropriate independence from the Company. Director candidates who the Committee determines merit further consideration are interviewed by the Chair of the Committee and other Committee members, directors and executive officers as determined by the Chair of the Committee. The results of these interviews are considered by the Committee in its deliberations.

There are certain minimum qualifications for Board membership that director candidates should possess, including strong values, high ethical standards, mature and independent judgment, diverse business experience, familiarity with the issues affecting the Company’s business, and a commitment to full participation on the Board and its committees. The Committee has adopted guidelines in its charter to be used in evaluating candidates in order to ensure a diverse and highly qualified Board. In addition to the characteristics mentioned above, the guidelines provide that the Committee may consider the following criteria, including: experience in running a major enterprise, sound business acumen, experience as a board member of another publicly held company, academic expertise in an area of the Company’s operations, and a reputation, both personal and professional, consistent with the image and reputation of the Company. In addition, when considering new Board members, the Committee considers whether the candidate would qualify as an independent director under New York Stock Exchange rules and other applicable regulations.

The Board is also committed to a diversified membership, in terms of both the individuals involved and their experience. As stated in the Committee’s charter, the Committee may take into account the overall diversity of the Board, including professional background, experience, perspective, age, tenure, gender, and ethnicity. The Board is satisfied that the current nominees reflect an appropriate diversity of gender, race, age, professional background and experience but is committed to continuing to consider diversity issues in evaluating the composition of the Board.

This year, one new director who has not previously stood for election to the Board by the stockholders, Mr. Walter C. Rakowich, is nominated for election to the Board of Directors. Mr. Rakowich was introduced to existing Board members by Ferguson Partners Ltd, a professional search firm, and elected to the Board effective March 1, 2012 on the recommendation of the Nominating and Corporate Governance Committee. Mr. Rakowich qualifies as an independent director under New York Stock Exchange rules.

DIRECTOR COMPENSATION

2011 Director Fees

Directors who are employees receive no additional compensation for serving on the Board or its committees. In 2011, we provided the following annual compensation to our independent directors.

Name (1)	Fees Earned or Paid in Cash (2)	Stock Awards (3)	All Other Compensation (4)	Total
Robert M. Baylis	$90,000	$75,000	$3,762	$168,762
Willard W. Brittain.	81,500	75,000	63,875	220,375
Terence C. Golden	66,500	75,000	14,540	156,040
Ann McLaughlin Korologos	90,000	75,000	62,000	227,000
John B. Morse, Jr.	98,000	75,000	100,972	273,972
Gordon H. Smith	83,000	75,000	39,252	197,252

(1)	Mr. Marriott, Chairman of the Board, and Mr. Walter, President and CEO, are not included in this table because they are employees of the Company and thus receive no compensation for services as directors. The compensation received by Mr. Marriott and Mr. Walter as employees is shown in “Executive Officer Compensation.”

(2)	Amount reflects an annual retainer for Board service, attendance fees at committee meetings and the annual stockholders meeting and retainers for committee chairs, as described below.

(3)	Amount reflects annual stock awards made pursuant to the Non-Employee Directors’ Deferred Stock Compensation Plan in value equal to $75,000. The annual stock awards are fully vested upon grant.

(4)	Amount reflects:

•

Complimentary rooms, food and beverage and other hotel services for directors when they stay at properties owned by us or managed by our major operators as follows: Mr. Baylis, $2,222; Mr. Brittain, $34,269; Mr. Golden, $7,975; Ms. Korologos, $34,131; Mr. Morse, $58,362; and Mr. Smith $21,804.

•

Reimbursement for taxes associated with the value of the above benefit as follows: Mr. Baylis, $1,541; Mr. Brittain, $29,606; Mr. Golden, $6,566; Ms. Korologos, $27,869; Mr. Morse, $42,611; and Mr.  Smith $17,448.

Compensation Philosophy

Directors are compensated in cash and stock to align their interests with those of our stockholders. The components of director compensation are discussed below.

Cash Compensation

The Company provides non-employee directors the following cash compensation in addition to reimbursement of customary and usual travel expenses.

•	retainer of $65,000 per year;

•	$1,500 for each committee meeting attended;

•	$1,500 for attendance at the annual meeting of stockholders;

•	$10,000 per year to the committee chair of the Compensation Policy Committee (Ms. Korologos) and the committee chair of the Nominating and Corporate Governance Committee (Mr. Baylis); and

•	$15,000 per year to the committee chair of the Audit Committee (Mr. Morse).

There are no fees paid for attendance at the 5 regularly scheduled Board meetings, however, non-employee directors would receive $1,500 for attendance at any special meeting, of which there were none in 2011.

Stock Compensation—Annual Stock Award

Non-employee directors receive an annual director stock award under the Non-Employee Directors’ Deferred Stock Compensation Plan effective after election at the annual meeting. In 2011, the award equaled $75,000, with the number of shares to be determined based on the fair market value of the Company’s common stock on that date.

Under the Non-Employee Directors’ Deferred Stock Compensation Plan, directors will receive the annual stock award in fully-vested restricted stock, unless a director makes an election prior to the end of the year preceding the award to defer the award into stock units. Directors also elect at that time the date when the stock units would be payable, which is either upon termination of service from the Board in a lump sum or in annual installments up to 10 years, or in a lump sum payable the earlier of (i) termination of service or (ii) 3 or 5 years from the date of grant. All directors elected to defer the 2011 award into stock units. The closing price of our common stock on the annual meeting date of May 12, 2011 was $17.15, so each director received either 4,373 shares or, if they deferred, they were credited with 4,373 stock units. Directors are also credited with dividend equivalents that are equal in value to the dividends paid on our common stock.

Stock Ownership Policy

Effective January 1, 2010, non-employee directors must own common stock of the Company (which includes stock units held under the Non-Employee Directors’ Deferred Compensation Plan) equal in value to five times the annual cash retainer paid to directors. Compliance with these guidelines will be measured on the first trading day of each calendar year, using the annual cash retainer then in effect and the closing price of our common stock on that day. Any subsequent change in the value of the common stock will not affect the amount of stock that directors are required to hold during that year. In the event that the annual cash retainer increases, a non-employee director will have five years from the time of such increase to acquire any additional shares needed to meet these guidelines. There will be a transition period of five years for non-employee directors to achieve the ownership requirement. Mr. Marriott and Mr. Walter, as employees, are subject to separate stock ownership guidelines applicable to corporate officers. All directors currently meet the stock ownership guidelines, except for Mr. Smith, who joined in 2009, and Mr. Rakowich who joined in March 2012.

Perquisites

To encourage our directors to visit and personally evaluate our properties and the managers of our properties, directors receive complimentary rooms, food and beverage and other hotel services when they stay at properties owned by us or managed by our major operators. In addition, directors are reimbursed for taxes associated with the value of this benefit.

Non-Employee Directors’ Deferred Stock Compensation Plan

In addition to the annual stock award, the Non-Employee Directors’ Deferred Stock Compensation Plan allows directors to defer receipt of all or part of their annual cash retainer, meeting fees, and committee chair fees until after their service on the Board has ended. Under this plan, the Company has established a stock unit account for each non-employee director and all deferred fees are credited to this account as of the date the fee would have been paid. Deferred fees are converted into stock units based on the fair market value of the Company’s common stock on the date the fee otherwise would have been paid. Dividends are “reinvested” in additional stock units and credited to the account in stock units based on the market price of the stock on the date dividends are paid.

Upon termination of service from the Board, a director’s stock unit account is settled by delivering an amount of our shares of common stock equal to the number of stock units, and, with respect to any deferred cash fees, directors had the option to receive such shares as a lump sum or in substantially equal annual installments over a period not to exceed 10 years. With respect to annual stock awards, directors may also elect to defer payment of the award as set forth above.

2012 Director Compensation

The Nominating and Corporate Governance Committee is responsible for reviewing and making recommendations to the Board on compensation and benefits for the independent directors. Under its charter, the Nominating and Corporate Governance Committee is authorized to engage consultants or advisors in connection with its review and analysis of director compensation, which it did in 2011. The Committee recommended new compensatory arrangements, which were adopted by the Board of Directors, and are effective for 2012. The components are described below:

Fees and Benefits	2012

Board Annual Retainer	Unchanged, $65,000
Board Annual Stock Award	$90,000
Board Meeting Fees	Unchanged, no fee for 5 meetings, $1,500 thereafter
Attendance Fee for Annual Meeting	Eliminated
Annual Chair Retainers:
Audit Chair Retainer	Unchanged, $15,000
Compensation Chair	Unchanged, $10,000
Nominating Chair Lead Director	Unchanged, $10,000 Added, $10,000
Committee Meeting Fees	Eliminated and replaced by:
Committee Membership Retainers:
Audit Membership Retainer	$12,000 for 7 meetings, $1,500 thereafter
Compensation Membership Retainer	$8,000 for 5 meetings, $1,500 thereafter
Nominating Membership Retainer	$8,000 for 5 meetings, $1,500 thereafter
Perquisites	Established limit of $30,000 annually

PROPOSAL ONE

ELECTION OF DIRECTORS

Our Board of Directors currently consists of nine members, although there are only eight director nominees standing for election. In February 2012, Mr. Willard W. Brittain expressed his intention to retire from the Board and accordingly his term will end at the conclusion of the 2012 annual meeting. The Board determined that, effective at the conclusion of the 2012 annual meeting, the size of the Board will be decreased from nine to eight directors.

Each director nominee stands for election every year. Each nominee has consented to serve if elected, but should any director nominee be unavailable to serve (an event which our Board does not now anticipate), the proxies named on your proxy card will vote for a substitute nominee recommended by the Board. Alternatively, should such circumstances arise, the Board, on the recommendation of the Nominating and Corporate Governance Committee, may decide to reduce the size of the Board and the number of nominees.

Except in a contested election, each director will be elected only if he or she receives more votes “for” than votes “against” the director nominee. As set forth in the Company’s Corporate Governance Guidelines, any director nominee who is not elected by the vote required and who is an incumbent director must immediately tender his or her resignation to the Board for consideration. The Nominating and Corporate Governance Committee will then make a recommendation to the Board as to whether to accept or reject the tendered resignation, or whether other action is recommended. The Board will act on the tendered resignation within 90 days and will promptly disclose its decision and rationale as to whether to accept the resignation or the reasons for rejecting the resignation. If a director’s resignation is accepted by the Board, or if a nominee for director is not elected and is not an incumbent director, the Board may fill the resulting vacancy or decrease the size of the Board.

It is the responsibility of the Nominating and Corporate Governance Committee to identify, evaluate and recommend prospective director candidates for the Board, in accordance with the policy and procedures described in the Committee’s Charter and the Company’s Corporate Governance Guidelines. The Committee regularly reviews the composition of the Board in light of the Company’s changing requirements and its assessment of the Board’s performance. The Committee seeks to include a complementary mix of individuals with diverse backgrounds and skills reflecting the broad set of challenges that the Board confronts. For more information on this process, see “Corporate Governance—Identification and Evaluation of Director Candidates.”

In assessing qualifications for nominees, the Committee expects all candidates to meet the qualifications described in the Committee’s Charter and the Company’s Corporate Governance Guidelines, including integrity, mature and independent judgment, diverse business experience, familiarity with the issues affecting the Company’s business, and the requisite time and ability to attend meetings and fully participate in the activities of the Board. The Committee believes that each of the nominees possesses these key attributes that are important to an effective Board. Each director nominee holds or has held senior executive positions in large organizations or government offices and has experience relevant to the Company’s business. Our directors also serve on the boards of other public and private companies and have an understanding of corporate governance practices and trends. The Committee also takes into account diversity considerations in determining the slate of directors and believes that, as a group, the nominees bring a broad range of perspectives to Board deliberations. In addition to the above, the Committee also considered the specific experiences described in the biographical details that follow in determining to nominate the individuals set forth below for election as directors.

The Board of Directors unanimously recommends that you vote FOR each of the nominees for director.

NOMINEES FOR DIRECTOR

Robert M. Baylis, 73	Director since 1996

Mr. Baylis is the retired Vice Chairman of CS First Boston. Prior to his retirement, he was Chairman and Chief Executive Officer of CS First Boston Pacific, Inc. Mr. Baylis is Chairman of the Board of Gildan Activewear, Inc. He is a Trustee and the Chairman of the Executive Committee of the Rubin Museum of Art in New York City, the Chairman of the Audit Committee of the Woods Hole Oceanographic Institution and is an overseer of the University of Pennsylvania Museum of Archaeology and Anthropology. He previously served on the boards of Covance, Inc., New York Life Insurance Company and PartnerRe Ltd.

Relevant Experience: Mr. Baylis is a chartered financial analyst with extensive investment banking experience through his service at CS First Boston in various senior management positions. Mr. Baylis brings a strong understanding of finance, capital markets and accounting and controls to the Board. His experience as the non-executive chairman of a large public company and service on a variety of public company and non-profit boards makes him highly qualified to provide independent leadership to our Board.

Terence C. Golden, 67	Director since 1995

Mr. Golden served as our President and Chief Executive Officer from 1995 until his retirement in May 2000. He is the Chairman of Bailey Capital Corporation. He is a director of Pepco Holdings, Inc. and a member of the Federal City Council. He is chairman of KIPP-DC and a director of Fight for Children. He is also a trustee of the Washington Real Estate Investment Trust. In past years, Mr. Golden served as Chief Financial Officer of The Oliver Carr Company, a director of Cousins Properties, Inc., as a member of the G2 Satellite Solutions Advisory Committee and was also co-founder and national managing partner of Trammell Crow Residential Companies. He served as Administrator of the General Services Administration from 1985 to 1988 and was Assistant Secretary of the Treasury from 1984 to 1985.

Relevant Experience: Mr. Golden has extensive experience in real estate, hospitality and construction through service in senior management positions at The Oliver Carr Company and Trammell Crow Residential Companies, as well as his service as our Chief Executive Officer for five years. Mr. Golden is an experienced business leader and brings knowledge and experience of operations, finance, and other aspects of our industry and business to the Board.

Ann McLaughlin Korologos, 70	Director since 1993

Ms. Korologos is the former Chair of the RAND Corporation Board of Trustees, an international public policy research organization. From October 1996 to December 2005 she served as Senior Advisor to Benedetto, Gartland & Company, Inc., a private investment banking firm in New York. She formerly served as President of the Federal City Council from 1990 until 1995 and as Chairman of the Aspen Institute from 1996 until August 2000. Ms. Korologos has served in several United States Administrations in such positions as Secretary of Labor and Under Secretary of the Department of the Interior. She also serves as a Director of AMR Corporation (and its subsidiary, American Airlines), Kellogg Company, Harman International Industries, Inc., and Vulcan Materials Company. She previously served on the boards of Microsoft Corporation and Fannie Mae.

Relevant Experience: Ms. Korologos has extensive experience with the Company, serving as a director since 1993. She also has significant experience as a director of large, diversified, global public companies and brings recognized expertise and leadership in the oversight of public companies and corporate governance to the Board. Through her high level U.S. Government experience, she also provides knowledge of labor issues, international affairs and expertise in providing leadership to complex business organizations.

Richard E. Marriott, 73	Director since 1979
Chairman of the Board

Mr. Marriott is our Chairman of the Board. He is Chairman of the Board of First Media Corporation and the Polynesian Cultural Center. He is the Chairman and a director of the J. Willard Marriott and Alice S. Marriott Foundation and a director of the Richard E. and Nancy P. Marriott Foundation. Mr. Marriott also serves on the Federal City Council and the National Advisory Council of Brigham Young University. He previously served on the Board of Marriott International, Inc. and is a past President of the National Restaurant Association. In addition, Mr. Marriott is the President and a Trustee of the Marriott Foundation for People with Disabilities.

Relevant Experience: Mr. Marriott has comprehensive knowledge of the Company and provides unique perspective and insight into the hospitality industry based on a 46 year history with the Company and Marriott International. During his tenure, Mr. Marriott has served in various executive capacities, was elected to the Board of Directors in 1979, and has served as our Chairman since 1993. Mr. Marriott has a long history of successful management of the Company.

John B. Morse, Jr., 65	Director since 2003

Mr. Morse served as Vice President, Finance and Chief Financial Officer of The Washington Post Company from November 1989 until his retirement in December 2008. He also served as President of Washington Post Telecommunications, Inc. and Washington Post Productions Inc., both subsidiaries of The Washington Post Company. Prior to joining The Washington Post Company, Mr. Morse was a partner at PricewaterhouseCoopers. Mr. Morse is a Director of AES Corporation, where he is on the financial audit committee and financial investment committee, and HSN, Inc., where he is a member of various committees, including the audit committee. He is also a trustee of the College Foundation of the University of Virginia.

Relevant Experience: Mr. Morse brings to the Board substantial financial expertise that includes extensive knowledge of the complex financial and operational issues facing large companies, and a deep understanding of accounting principles and financial reporting rules and regulations. He acquired this knowledge in the course of serving as the CFO of The Washington Post Company, his years as a partner at PricewaterhouseCoopers and his service as a member of the audit committees of other public company boards.

Walter C. Rakowich, 54	Director since 2012

Mr. Rakowich is co-chief executive officer of Prologis. He became a trustee for Prologis in 2004 and a member of the Prologis board upon completion of the merger with AMB Property Corporation in 2011. Mr. Rakowich served as chief executive officer of Prologis from November 2008 to 2011. Prior to this, he served as president and chief operating officer from 2005 to 2008, and from 1998 to 2005 he was a managing director and chief financial officer. Prior to joining Prologis, Mr. Rakowich was a partner with real estate provider Trammell Crow Company, where he worked for nine years; before that he was a senior audit and tax consultant for PriceWaterhouse.

Relevant Experience: Mr. Rakowich has significant real estate and financial experience, including extensive knowledge of the issues facing large international real estate investment trusts. Beginning in 1998, Mr. Rakowich has served, over time, as chief financial officer, chief operating officer and chief executive officer of Prologis, a real estate investment trust focused on industrial real estate with extensive international operations. Mr. Rakowich provides valuable experience to the Board on issues facing the Company as it expands its international presence. In addition, Mr. Rakowich has extensive experience in accounting through his years working for PriceWaterhouse.

Gordon H. Smith, 59	Director since 2009

Mr. Smith is President and CEO of the National Association of Broadcasters. From March to October 2009 he was a senior advisor and resident at the Washington, D.C. office of Covington & Burling LLP as a member of the Government Affairs and International Trade practice groups. In 2008, Senator Smith completed his second term as a United States Senator from the State of Oregon, where he served on the Commerce, Science and Transportation Committee; the Energy and Natural Resources Committee; the Finance Committee; and the Indian Affairs Committee. In addition, he was a ranking member of the Senate Finance Subcommittee on International Trade and Global Competitiveness and for six years chaired the Senate Foreign Relations Subcommittee on European Affairs. Prior to his election to the United States Senate, Mr. Smith directed the operations of Smith Frozen Foods, his family’s frozen food processing business and is currently Chairman of the Board of Smith Frozen Foods, which is privately held. In 1992, he was elected to the Oregon State Senate, of which he became president in 1995. He also previously practiced law in the states of New Mexico and Arizona.

Relevant Experience: Mr. Smith contributes to the mix of experience and qualifications the Board seeks to maintain through his high-level U.S. government experience and leadership as a United Sates Senator, and through his knowledge of public policy, international affairs and trade and law. In addition, Mr. Smith also brings to the Board significant business experience and knowledge of finance and accounting obtained through his management of Smith Frozen Foods, a leading producer of frozen foods.

W. Edward Walter, 56	Director since 2007
President and Chief Executive Officer

Mr. Walter is our President and Chief Executive Officer. He joined our Company in 1996 as Senior Vice President for Acquisitions, and has since held a variety of positions, including Chief Operating Officer and Chief Financial Officer. He became our President and Chief Executive Officer in October 2007. Prior to joining our Company, Mr. Walter was a partner with Trammell Crow Residential Company and the President of Bailey Capital Corporation. He serves on the Board of Directors of AvalonBay Communities, Inc. where he is a member of the audit committee and investment and finance committee. He is also on the board of the Friendship Public Charter School, the largest charter school system in the District of Columbia, serves as Chairman of the Board of the National Kidney Foundation, and serves as First Vice-Chair of the Board of Governors of the National Association of Real Estate Investment Trusts.

Relevant Experience: Mr. Walter has significant experience in finance, capital markets, real estate and the hospitality industry. He has extensive knowledge of the Company as a member of senior management for over 15 years, serving in various roles within the Company, including acquisitions, finance, and culminating in his current service as Chief Executive Officer. Mr. Walter also brings an understanding of construction, law and financial reporting and compliance aspects of our industry and business.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee has unanimously approved and voted to recommend that the stockholders ratify the appointment of KPMG LLP as independent registered public accountants of the Company for 2012. Representatives of KPMG LLP will be at the annual meeting and will be given the opportunity to make a statement, if they desire to do so, and to respond to questions.

Although ratification is not required by our Bylaws, the Board is submitting the selection of KPMG LLP to our stockholders for ratification as a matter of good corporate practice. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company.

The Board of Directors unanimously recommends a vote FOR ratification of the appointment of KPMG LLP as independent registered public accountants of the Company for 2012.

REPORT OF THE AUDIT COMMITTEE

To Our Stockholders:

The Audit Committee serves as the representative of the Board of Directors of the Company for general oversight of the Company’s financial accounting and reporting, systems of internal control and audit processes. Management of the Company has responsibility for preparing the Company’s financial statements, as well as for the Company’s financial reporting process and internal controls. KPMG LLP, acting as independent registered public accountants, is responsible for performing an independent audit of the Company’s financial statements and internal control over financial reporting and for expressing an opinion on the conformity of the Company’s financial statements with U.S. generally accepted accounting principles and the effectiveness of the Company’s internal control over financial reporting. The Audit Committee is responsible for monitoring and overseeing these processes. The Audit Committee members are not professional accountants or auditors, and the Audit Committee’s functions are not intended to duplicate or certify the activities of management and the independent registered public accountants. In this context, the Audit Committee has:

•

reviewed and discussed with management the audited financial statements for the year ended December 31, 2011, including discussions of the quality, not merely the acceptability, of the Company’s accounting principles, the reasonableness of significant estimates and judgments, and the clarity of disclosure in the Company’s financial statements;

•

discussed with the Company’s internal and independent registered public accountants the overall scope for their respective audits and the results of their examinations, the evaluations of the Company’s internal controls and financial reporting, and the overall quality of the Company’s financial reporting;

•	discussed with the independent registered public accountants the matters required to be discussed by the requirements of the Public Company Accounting Oversight Board;

•

received the written disclosures and the letter from the independent registered public accountants required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence; and

•	discussed with KPMG LLP their independence from the Company and its management.

In reliance on the reviews, reports and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011. The Annual Report on Form 10-K was filed with the Securities and Exchange Commission on February 22, 2012.

The Audit Committee

JOHN B. MORSE, JR., CHAIR

WILLARD W. BRITTAIN

GORDON H. SMITH

AUDITOR FEES

Principal Accountant Fees and Services

The Company was billed the following amounts for professional services by KPMG LLP, its independent registered public accountants, for 2011 and 2010:

	2011	2010
Audit fees (annual financial statements, review of quarterly financial statements and audit of internal controls over financial reporting)	$3,578,000	$3,483,000
Audit-related fees (1)	19,000	19,000
All other fees	—	—

Total Fees	$3,597,000	$3,502,000

(1)	Audit-related fees consisted of fees for the audits of financial statements of our employee benefit plan.

The Audit Committee concluded that the provision of these audit-related services is compatible with maintaining the independence of KPMG LLP. The Company does not engage KPMG LLP for any tax services unrelated to audit services.

Pre-Approval Policy for Services of Independent Registered Public Accountants

All services performed by KPMG LLP were pre-approved by the Audit Committee in accordance with its 2011 pre-approval policy. The policy describes the audit, audit-related, tax and other services permitted to be performed by the independent registered public accountants, subject to the Audit Committee’s prior approval of the services and fees. On an annual basis, the Audit Committee will review and provide pre-approval for certain types of services that may be provided by the independent registered public accountants without obtaining specific pre-approval from the Audit Committee. The Audit Committee has pre-approved certain services (and corresponding cost levels) in conjunction with Committee meetings, typically conducted in February of each year. If a type of service to be provided has not received pre-approval during this annual process, it will require specific pre-approval by the Audit Committee. Any proposed services exceeding pre-approved cost levels or budgeted amounts will also require separate pre-approval by the Committee.

The Audit Committee has designated the Senior Vice President, Corporate Controller to monitor the performance of all services provided by the independent registered public accountants and to determine whether such services are in compliance with the pre-approval policy.

Policy for Hiring Members of the Audit Engagement Team

The Audit Committee adopted a policy regarding the hiring of audit engagement team members to address the potential for impairment of auditor independence when partners and other members of the audit engagement team accept employment with the Company. Under the policy, the Company may not hire into a financial oversight role any individuals who were members of the Company’s audit engagement team for the prior year. Individuals not subject to the one-year “cooling off” period include, among others, persons who provided less than 10 hours of audit services and individuals whose employment resulted from an emergency or other unusual situation. In all such cases, the Audit Committee must determine that the relationship is in the best interests of the Company. In addition, the Company may not appoint a director who is affiliated with or employed by a present or former auditor of the Company until three years after the affiliation or auditing relationship has ended.

Other Company Accountants and Auditors

The Company has engaged Ernst & Young LLP for tax consultation and tax compliance services and PricewaterhouseCoopers LLP as its internal auditors. The purpose of the internal audit program is to provide the Audit Committee and Company management with ongoing assessments of the Company’s risk management processes and to review the effectiveness and design of internal controls at our properties and the Company’s corporate office.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) provides you with information on the Company’s executive compensation programs and practices, and the decisions that the Compensation Policy Committee of the Board of Directors (the “Compensation Committee”) has made under the program. The CD&A focuses on our named executive officers who, in 2011, were:

W. Edward Walter	President and Chief Executive Officer
James F. Risoleo	Executive Vice President, Chief Investment Officer
Minaz B. Abji	Executive Vice President, Asset Management
Larry K. Harvey	Executive Vice President, Chief Financial Officer
Gregory J. Larson	Executive Vice President, Corporate Strategy & Fund Management

Mr. Risoleo moved to his current position, Executive Vice President, Managing Director, Europe, effective January 1, 2012.

Company Performance and Compensation

Our executive compensation program and benefit plans are designed to attract, motivate and retain a talented management team and to appropriately reward individual contributions to our business plan and long-term strategic objectives. We believe that this fosters a strong alignment between stockholder and executive interests. Turmoil in the financial markets over the summer of 2011 inhibited the Company’s ability to raise capital and contributed to an overall weaker than expected second half of the year. Still, despite the volatile operating environment in 2011, the Company met or exceeded the majority of its primary objectives and positioned itself for continued success. Highlights from 2011 include:

•	Revenue increased 12.9% to approximately $5 billion for 2011 driven by comparable hotel RevPAR growth of 6.1% as well as the operations of the 14 hotels that we have acquired since 2010.

•

We acquired approximately $1.2 billion of assets, expanding in target markets and globally. Acquisitions included the New York Helmsley, Manchester Grand Hyatt San Diego, Hilton Melbourne South Wharf, and a portfolio of seven hotels in New Zealand.

•

We invested approximately $202 million in redevelopment and return-on-investment capital projects, including the complete renovation of all 1,777 rooms at the Sheraton New York Hotel & Towers, complete redevelopment of the Atlanta Marriott Perimeter Center and Chicago Marriott O’Hare, and continuation of the extensive renovation and redevelopment of the San Diego Marriott Marquis & Marina.

•

We continued our strategy to strengthen our balance sheet and improve our overall leverage ratios by refinancing or redeeming over $680 million of debt and through the issuance of approximately $323 million of equity to fund our capital projects and acquisitions.

•	We ended the year with approximately $800 million in cash and $880 million available under the Company’s new $1 billion revolving credit facility.

For more complete information about our 2011 performance, please review the Company’s Annual Report on Form 10-K included in our mailing to stockholders.

2011 Compensation Actions

Results of 2011 Advisory Resolution to Approve Executive Compensation. At the 2011 annual meeting of stockholders, we held our first advisory resolution to approve executive compensation. Over 99.6% of the votes cast were in favor of this advisory resolution. The Compensation Committee considered this favorable outcome and believed it conveyed our stockholders’ support of the Compensation Committee’s decisions and the current executive compensation program. At the 2012 annual meeting of stockholders, we will again hold an annual advisory resolution to approve executive compensation (see page 58), as supported by the stockholders in accordance with the Company’s recommendation in 2011. The Compensation Committee will continue to consider the results from this year’s and future advisory votes to approve executive compensation.

Our compensation philosophy will also continue to reflect practices and policies that we believe serve our stockholders’ interests. These include:

•	Stock ownership guidelines, in effect since 2003, for named executive officers, all employees at the level of senior vice president, and directors.

•	An independent compensation consultant retained by, and which reports to, the Compensation Policy Committee and has no other business with the Company.

•	Regular reviews of our compensation and relative peer groups and indices.

•	Regular briefings from the consultant regarding key trends.

•

A severance plan, adopted in 2003, that provides benefits on a consistent basis with a “double trigger” for any payment in the context of a change in control and no provision for “gross-ups” or the payment of any excise tax on behalf of an executive.

•	No dividends paid on unvested restricted stock awards until the awards actually vest and are released.

•	No counting of performance vesting restricted stock toward our stock ownership guidelines.

•	Beginning in 2012, sale restrictions on vested awards under our long-term incentive plan.

•	No pension plans and no supplemental retirement plans.

•	A policy, in effect since 2002, prohibiting hedging of Company securities by executives, directors and all employees.

•	A policy that authorizes the Board to recoup compensation that resulted from a material misstatement of financial results.

•	An annual review and assessment of the potential risks arising from the Company’s compensation programs (including the executive compensation program) and policies.

•	Modest perquisites, limited to items that serve a business purpose.

Current Program. The structure and design of the current executive compensation program was adopted in 2009, effective for the three years 2009 through 2011. There are three key elements: base salary, annual cash incentives and long-term incentive awards. The Compensation Committee determined the total target level of compensation for the named executive officers in 2009 and awarded the long-term incentives for the three-year period with an upfront award of restricted shares and options, each eligible to vest one-third each year if, and only if, the required level of performance is achieved. See “2009-2011 Program—Design and Structure”. There have been no changes in any elements of the program since 2009.

The chart below summarizes the 2009-2011 program and provides a framework for the discussion of compensation actions in 2011 that follows.

Element	Current	Rationale
Target Pay Mix	No specific formula in determining the mix of compensation. For the named executive officers, at least 60% of the total target compensation is in the form of equity awards	Emphasize consistent performance and align management and stockholder interest

Base Salary	Set at an annual rate, based on the level of the position within the Company, experience, scope of responsibility, and the individual’s performance	The only fixed component to the program. Ensures a minimum level of compensation for executives

Annual Cash Incentive	Available to all employees. Two corporate performance goals used, which represent 80% of the target award opportunity for the named executive officers

	• Adjusted FFO =70% of the corporate measurement	Funds from operations (FFO) per diluted share is the predominant measure of operating performance used by REITs. The Company uses funds from operations per diluted share in accordance with National Association of Real Estate Investment Trusts (“NAREIT”) guidelines as adjusted for items that are not reflective of ongoing performance, such as litigation gains and losses outside of the ordinary course of business and gains and losses from debt repayments and acquisition costs (“Adjusted FFO”). This is the same measure the Company reports as a supplemental measure of operating performance in its earnings releases, financial presentations and the Company’s Annual Report on Form 10-K.

	• Return on Invested Capital (ROIC) =30% of the corporate measurement	ROIC provides an emphasis on investing capital effectively. In the cyclical real estate/hospitality market, this focus on using capital effectively enhances the opportunity for longer term stability and growth. ROIC is calculated as property-level EBITDA divided by the invested capital for all comparable consolidated properties. Property-level EBITDA is defined as the earnings before interest, taxes, depreciation and amortization of our comparable, owned hotels after eliminating corporate-level costs and expenses related to our capital structure. Invested capital is defined as the purchase price of a property plus all capital expenditures, excluding the furniture, fixture and equipment reserve contributions, which are typically 5% of gross revenues.

Element	Current	Rationale

	Individual performance goals comprise 20% of the total target annual incentive opportunity for the named executive officers	Formal, objective performance goals create line of sight and motivate behaviors that support the Company’s performance. Performance goals are tied to the Company’s business plan and budget as approved by the Board, and include a broad spectrum of metrics, such as financial and operational results, strategy and growth as well as leadership goals.

Long-term Incentive Program	Upfront grant of equity incentive awards during the first year of the program, with one-third of each award eligible to vest during each year of the program. 90% of the target award opportunity is granted in the form of performance-vested restricted shares	Focus on long-term awards creates incentives for long-term value creation and rewards executives for increases in stockholder value over the life of the program. All of this the long-term incentive is performance based.

•     56% of the restricted stock award opportunity uses individual performance goals, with vesting from 0% to 150% of target, depending on performance. No dividends, except on shares that vest and are released

Restricted shares tied to individual performance goals encourage executives to meet short-term/immediate business objectives, which tie to long-term strategic growth for the Company and allow for line of sight with controllable results

•     44% of the restricted stock award opportunity uses relative total stockholder return (TSR), which is equally weighted between companies comprising the NAREIT Equity Index and an index of lodging REITs and hotel management companies (the “Lodging Index”). Vesting is from 0% to 200% of target, depending on performance. No dividends, except on shares that vest and are released

Restricted shares tied to the relative TSR measure provide a link to stockholder value, with recognition of the other companies that Host may be competing against for capital, talent and business opportunities

	10% of the target award opportunity is through stock options that vest ratably over three years beginning on the first anniversary of the date of grant	Stock options provide a link to absolute stockholder value creation through stock price appreciation. Options vest based on continued service and, therefore, serve as a retention mechanism. No cash dividends accrue or are paid on options.

Perquisites

•     Dining, complimentary rooms and other hotel services when on personal travel at hotels that we own or that are managed by our major operators,

•     Financial planning and tax services,

•     Reimbursement for taxes associated with these benefits

Encourages executives to enhance their understanding of properties, operations of key managers at properties and other hotels in the same class to assist in portfolio development and improvements

Financial planning and tax services represent a minimal cost while ensuring that executives are in compliance with regulatory requirements

Element	Current	Rationale

Benefits	Same as those provided to all employees	Executives should not receive preferential health and welfare benefits

Other Design Features	Executive Deferred Compensation Plan Executive Severance Plan Stock Ownership and Retention Policy Prohibition on Hedging and Short Sales

Provides executives with the opportunity to defer compensation. No guaranteed returns and no above-market interest rates. No pension plans or SERP

In effect since 2003, allows benefits to be provided on a consistent basis, which promotes stability and continuity of senior management

Ensures that management has a meaningful ownership stake

Company’s Insider Trading Policy Statement has a longstanding prohibition on employees engaging in “short sales” or hedging of Company securities

Compensation Determinations in 2011. The table below, which supplements the Summary Compensation Table that appears on page 46, shows the compensation realized for 2011 by each named executive officer and is useful in understanding the compensation discussion that follows.

2011 Realized Pay Table

Name	Salary (1)	Stock Awards (2)	Non-Equity Incentive Plan Compensation (1)	All Other Compensation (1)	Total Compensation Realized

W. Edward Walter	$772,500	$5,556,348	$823,300	$125,132	$7,277,280

James F. Risoleo	515,000	3,787,314	402,000	83,275	4,787,588

Minaz B. Abji	442,900	2,025,134	343,700	82,673	2,894,407

Larry K. Harvey	360,500	1,842,766	289,500	64,890	2,557,656

Gregory J. Larson	360,500	1,643,759	288,200	71,238	2,363,697

(1)	Amounts shown equal the amounts reported in the “Salary,” “Non-Equity Incentive Plan Compensation,” and “All Other Compensation” columns of the Summary Compensation Table.

(2)	Amounts shown represent the aggregate value of stock awards that vested in 2012 for performance year 2011. The value of vested stock awards is calculated by multiplying the number of shares vested by the closing price of the Company’s common stock on the vesting date of February 2, 2012, which was $16.28.

The difference between this supplemental table and the Summary Compensation Table for 2011 presented on page 46 is the method used to value stock awards. Amounts shown in the Summary Compensation Table for 2011 reflect the grant date fair value of stock awards at the time the stock awards are deemed to be granted for accounting purposes, which is the year in which the performance criteria are established. These amounts are significantly higher than the value of the stock awards at the time the Compensation Committee determined the number of shares subject to the stock awards in 2009, due to the long-term price appreciation of our shares since that time. In addition, a significant portion of the amounts reported in the Summary Compensation Table for 2011 relate to stock that was ultimately forfeited due to failure to achieve the performance criteria. It should be noted that there is no assurance that the named executive officers would actually realize the value attributed to these stock awards even in this supplemental table, since the ultimate value of the stock awards will depend on when the released shares are sold. This supplemental table does not include value attributable to stock option awards that were granted in 2009 and vested during 2011, the full grant date fair value of which is reported in the Summary Compensation Table for fiscal year 2009. This table is not a substitute for the Summary Compensation Table and is intended to provide additional information that the Company believes is useful in facilitating an understanding of 2011 realized compensation amounts to executive officers.

Base Salary. At its meeting in February 2011, the Compensation Committee reviewed the base salaries of executives. The Compensation Committee provided a salary increase of 3% to the named executive officers, which was the first increase since salaries were set in 2008 and consistent with the Compensation Committee’s action in July 2010 on general salary increases for employees below the level of senior management.

Annual Cash Incentive.

Financial Measures. The Compensation Committee approved the financial metrics for Adjusted FFO and ROIC for the 2011 annual cash incentive award at its February 2011 meeting. The financial metrics are based on the Company’s business plan and budget, which are reviewed, discussed and approved by the Compensation Committee and approved by the Board at the February 2011 meeting. The Compensation Committee received regular updates from management on the Company’s business results against these objectives, and reviewed the preliminary year-end results on February 3, 2012. The Compensation Committee took into account as adjustments to FFO the items which have been disclosed in the Company’s 2011 Annual Report on Form 10-K in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Reconciliation of Net Loss Available to Common Stockholders to NAREIT and Adjusted Funds from Operations per Diluted Share” (page 86 of the Annual Report on Form 10-K). The Compensation Committee approved the results, subject to approval of the Company’s financial results for year-end 2011. The Audit Committee reviewed and approved the year-end financial results at its February 13, 2012 meeting, which were also approved by the Board at that time.

The chart below shows the Adjusted FFO and ROIC measures established in February 2011 and the Company’s actual results for 2011.

	Threshold	Target	High	2011 Actual Results
Adjusted FFO per share	$0.77	$0.90	$1.04	$0.91 (Above Target)
ROIC	6.69%	7.87%	9.05%	7.70% (Below Target)

Personal Performance Goals. The performance goals for each named executive officer were also reviewed and approved by the Compensation Committee at its February 2011 meeting. Mr. Walter drafted the performance goals in discussion with, and for, the other executive officers, and drafted his own, in consultation with the Compensation Committee. The goals are designed to be attainable at a “target” level. The Compensation Committee also conducted a mid-year review of the personal goals at its July meeting to ensure that they were still appropriate.

At its meeting in February 2012, the Compensation Committee discussed each executive’s performance. The Committee’s assessments of the named executive officers, other than Mr. Walter, were based, in part, on Mr. Walter’s judgment and recommendations and on each executive’s written assessment of his or her performance. Mr. Walter also wrote an assessment of his own performance for the Committee’s consideration, and the Committee discussed his performance and its recommendations with the independent directors in an executive session. The chart below summarizes the 2011 personal performance goals and results for the named executive officers.

	Goals	Achievements
Mr. Walter	Implement 2011 Business Plan	Given the weaker economic environment, the portfolio performed well. Implemented capital investment program on schedule and below budget, completed asset restructuring and redevelopments.

	Direct enhancement of organizational and reward processes	Improved cross functional collaboration, initiated comprehensive portfolio review, increased structure on investment and asset sales, enhanced diversity in workforce

	Promote the Company in the investor community	Communicated clearly with market, expanded stockholder outreach

	Enhance bench strength, implement succession planning	Implemented transition plans, added Managing Directors for acquisitions, completed development plans for each associate

Mr. Risoleo	Implement 2011 Americas acquisition plan	Completed over $500 million of US acquisitions, reviewed and evaluated numerous single asset, portfolio and debt transactions, evaluated and negotiated select service investment platform, established office in Brazil and made progress on identifying assets and strategic partners.

	Implement 2011 EU business plan	Completed acquisition of Pullam Bercy in Paris, finalized Fund 2 of European joint venture, completed strategic plan of target markets.

	Implement 2011 Asia Pacific acquisition plan	Acquired Hilton Melbourne and contracted for purchase of Citigate Perth. Finalized ACCOR India investment. Sourced and underwrote numerous opportunities in several countries.

Mr. Abji	Implement 2011 North America Operating Plan	Improved management of hotel mix of customers and profit flow through, conducted detail operation reports for markets and larger assets, identified and monitored key performance indicators, integrated new acquisitions.

	Implement 2011 European Operating Plan	Managed and implemented large return on investment projects at key hotels, completed strategic plans for assets, integrated new acquisitions.

	Implement 2011 Asia Operating Plan	Worked to surpass 2011 budget for assets, identified and monitored key performance indicators, completed strategic plans for assets.

	Resolve allocated complex assets	Executed on special project assets and developed portfolio strategy on capital plans for assets for sale.

Mr. Harvey	Implement finance plan in support of business plan	Oversaw the issuance of approximately $800 million of debt, the repayment or refinancing of approximately $588 million and exchange of $140 million of exchangeable debentures. Negotiated new credit facility of $1 billion.

	Integration of Asia operations	Further assimilated Asia/Pacific operators supporting financing efforts without significant restructuring.

	Enhance long-term financial plan	Updated strategic finance plan

	Goals	Achievements

Mr. Larson	Implement 2011 Investor Relations plan	Maintained strong relationships with investors and analysts, participated in industry conferences, non-deal road shows.

	Develop overall long-term asset recycling plan	Worked with asset management and formulated a capital expenditure plan for three year asset sale plans.

	Implement 2011 asset sale plan	Weak credit market inhibited sales, but substantial progress made.

Summary of Annual Cash Incentive. The chart below shows the components of the annual incentive cash award for 2011 under each of the financial performance metrics and personal performance goals. The total cash award exceeded target primarily due to the slightly above target levels of Company performance on the Adjusted FFO measure:

Name	Target as % of Salary	Target	2011 Annual Incentive Results
			ROIC Award	FFO Award	Performance Goals	Total Payout
Mr. Walter	100%	$772,500	$170,491	$463,500	$189,263	$823,300
Mr. Risoleo	75	386,250	85,233	231,750	84,975	402,000
Mr. Abji	75	332,175	73,300	199,305	70,997	343,700
Mr. Harvey	75	270,375	59,663	162,225	67,594	289,500
Mr. Larson	75	270,375	59,663	162,225	66,260	288,200

Long-Term Incentives. As the long-term incentive component of our executive compensation program for 2009-2011, restricted stock was granted as an upfront award in 2009 for the full three-year performance period, with one-third eligible to vest in each of the performance years ended 2009, 2010 and 2011. The upfront grant represented the maximum number of shares that may be earned over the three-year period, that is, performance at the “high” level for each of the three years.

Based on the Committee’s review and determination of each named executive officer’s personal performance as described above under “Annual Cash Incentive”, the following shares vested for performance in 2011:

Name	2011 Personal Performance Shares
	Target Shares	Actual % of Target	Total Shares Released
Mr. Walter	205,925	111.26%	229,115
Mr. Risoleo	145,864	105.01%	153,173
Mr. Abji	78,767	103.45%	81,484
Mr. Harvey	67,784	112.51%	76,265
Mr. Larson	60,920	111.26%	67,780

Shares that were not earned under the personal performance measure were forfeited and no dividends were paid on shares forfeited.

Total Stockholder Return. The Committee also reviewed the Company’s results on the TSR measures at its meeting in February 2012. The results were calculated, at the request of the Committee, by Towers Watson. TSR represents a cumulative return for one year (from year-end 2010 to year-end 2011) reflecting price appreciation and dividend payments and is measured against two indices, the NAREIT Equity Index, and the Lodging Index. These indices represent companies against which the Company competes for capital, talent and business opportunities. The companies in the latter index reflect a narrower group of companies focused on lodging and allows for better recognition of asset strategy. The Lodging Index companies were recommended in 2009 by Towers Watson, the Committee’s independent consultant at the time, after discussion with management, and were approved by the Committee. The companies in the Lodging Index are:

Starwood Hotels & Resorts Worldwide, Inc.	LaSalle Hotel Properties
DiamondRock Hospitality Co.	Sunstone Hotel Investors, Inc.
Gaylord Entertainment Co.	Marriott International. Inc.
Strategic Hotels & Resorts, Inc.

The chart below shows the Company’s 2011 results on the TSR measures:

	Threshold	Target	High	2011 Actual Results

NAREIT TSR	30th percentile	50th percentile	75th percentile	19th percentile (below Threshold)

Lodging Index TSR	30th percentile	50th percentile	75th percentile	59th percentile (between Target and High)

For the 2011 performance period, the Company ranked 100th out of 123 companies for a percentile rank of approximately 19% in the NAREIT Equity Index, and 4th out of 8 peer companies for a percentile rank of 59% in the Lodging Index. Accordingly, the Company’s results were below the “threshold” level (the 30th percentile) as compared to the NAREIT Equity Index, and, as a result no shares were released and all were forfeited with respect to this metric. The Company was between “target” (50th percentile) and “high” (75th percentile) as compared to the Lodging Index. The Committee noted that turmoil in the financial markets in the latter half of 2011, including issues related to the raising of the U.S. debt ceiling and the downgrade of the U.S. credit rating, as well as the European sovereign debt crisis, affected the lodging sector significantly relative to the overall market and REITS generally. As a result, while the Company performed well in 2011 compared to its peers in the Lodging Index, it underperformed relative to the NAREIT Equity Index. As noted below, however, during the three year period covering the 2009 – 2011 program, the Company had a percentile rank of approximately 64% in the NAREIT Equity Index.

The chart below shows the shares eligible for release at target level of achievement and the actual shares released on each of the TSR measures for 2011 performance. As previously noted, all shares under the NAREIT TSR measure were forfeited.

	2011 NAREIT TSR Shares			2011 Lodging Index TSR Shares			Total Shares Released
Name	Target Shares	Actual % of Target	Actual Shares	Target Shares	Actual % of Target	Actual Shares
Mr. Walter	82,379	0.0%	0	82,379	136.18%	112,184	112,184
Mr. Risoleo	58,352	0.0%	0	58,352	136.18%	79,463	79,463
Mr. Abji	31,510	0.0%	0	31,510	136.18%	42,910	42,910
Mr. Harvey	27,117	0.0%	0	27,117	136.18%	36,927	36,927
Mr. Larson	24,371	0.0%	0	24,371	136.18%	33,188	33,188

To the extent shares did not vest in any one year of the program, that is, 2009 or 2010, based on either of the relative TSR measures, there was an opportunity for the unvested shares to vest at the end of 2011 based on a cumulative relative return over the three-year period for each measure. Shares would only vest if the cumulative return was in the 75th percentile or higher measured against the respective index at the end of the three year period. For the three year cumulative performance, the Company had a percentile rank of approximately 64% in the NAREIT Equity Index, and 24% in the Lodging Index. As a result, all unvested shares from 2009-2011 were forfeited.

Summary. The Committee established total target compensation for executives at the inception of the program in 2009 with the potential for executives to earn higher amounts based on better performance and long term stockholder value creation. The results for 2011, as shown in the charts below, indicate that the program functioned as designed. Cash compensation, although less than that earned in 2010, was modestly above target levels because of the Company’s just above target performance on the Adjusted FFO measure for 2011 and the named executive officer’s performance on individual objectives for 2011. The number of shares released for 2011 performance was below target because of the Company’s TSR performance against the NAREIT Equity Index.

2011 Total Cash Compensation Compared to Target

	Mr. Walter	Mr. Risoleo	Mr. Abji	Mr. Harvey	Mr. Larson
Base Salary	$772,500	$515,000	$442,900	$360,500	$360,500
2011 Actual	$772,500	$515,000	$442,900	$360,500	$360,500
Target Annual Cash Incentive	$772,500	$386,250	$332,175	$270,375	$270,375
2011 Actual	$823,300	$402,000	$343,700	$289,500	$288,200
Total annual target cash compensation	$1,545,000	$901,250	$775,075	$630,875	$630,875
2011 Actual Cash	$1,595,800	$917,000	$786,600	$650,000	$648,700

The following chart shows the number of shares released based on 2011 performance compared to target.

2011 Total Number of Shares Released Compared to Target

	Mr. Walter	Mr. Risoleo	Mr. Abji	Mr. Harvey	Mr. Larson
Target Shares for 2011 performance measures	370,683	262,568	141,787	122,017	109,661
2011 Shares Released on all performance measures	341,299	232,636	124,394	113,192	100,968

Finally, as this was the final year of the program, the following chart shows all shares that have been forfeited since 2009. Under the program, shares were granted upfront in 2009 for the three year period and the number awarded reflected the maximum that could be earned for performance at the “high” level on each measure over the three-year period.

Total Shares Awarded and Forfeited 2009-2011

	2009-2011 Shares of Restricted Stock Awarded at “High”	2009-2011 Shares of Restricted Stock Forfeited
W. Edward Walter	1,901,868	680,530
James F. Risoleo	1,347,157	498,302
Minaz B. Abji	727,465	268,343
Larry K. Harvey	626,031	230,399
Gregory J. Larson	562,637	203,769

Risk Considerations. Prior to its adoption, the Compensation Committee considered whether the design and structure of the 2009-2011 plan created incentives for senior management to engage in unnecessary or excessive risk taking. The Committee conducts this review annually, prior to making its determination on the year-end compensation for senior management. The executive compensation program is designed to reward the named executive officers and other members of senior management for reaching or exceeding financial and personal goals approved by the Committee. The Committee considered the following factors: the pay mix is weighted toward long-term incentives which align senior management interests with stockholders; total pay is capped—including annual cash incentives and long–term incentives, which are granted at a “high” level of performance; “tally sheets,” prepared by Pay Governance, the independent consulting firm retained by the Committee, are reviewed and consider all elements of compensation for the named executive officers and potential outcomes under a range of scenarios from low to high performance; stock ownership guidelines ensure that senior management will retain an ownership stake; internal policies prohibit use of margin accounts or pledges of stock; performance metrics are tied to key measures of short-term (such as Adjusted FFO and ROIC) and long-term success (such as development of strategic plans, succession planning); personal performance is emphasized, allowing line-of-site with controllable results; financial performance is reviewed with the Audit Committee; and financial measures are tied to the annual budget and business plan which the Board reviews, discusses and approves. The Compensation Committee has full responsibility for approving the goals and the resulting payouts and retains the discretion to reduce awards as appropriate. Based on these factors, the Company believes that the program appropriately focuses on executive performance and does not create an incentive for management to engage in unnecessary and excessive risk taking.

Other Benefits and Policies. While the key elements of the executive compensation program and compensation actions are described above, the named executive officers are also eligible to participate in the Company’s health and welfare programs, our tax-qualified Retirement and Savings Plan (401(k)), and other programs on the same basis as all other employees. There are also additional benefits and policies that apply only to the named executive officers and other senior executives, which are perquisites and other personal benefits, the executive deferred compensation plan, the severance plan, which addresses change in control, the stock ownership and retention policy and compensation recovery policy.

Perquisites and Other Personal Benefits. Perquisites are limited and primarily based on our business. They consist of (1) dining, complimentary rooms and other hotel services when on personal travel at hotels that we own or that are managed by our major operators, (2) financial planning and tax services, and (3) reimbursement for taxes associated with these benefits. We are in the lodging industry and we believe that it is appropriate to encourage our executives to continually enhance their understanding of our properties and the operations of our key managers at our properties and other hotels in the same class as our portfolio. This assists in portfolio development and improvements. In addition, we believe that offering financial planning and tax services represents a minimal cost while ensuring that executives are in compliance with tax requirements. Since we encourage our executives to use these perquisites and the Company gains benefits from their knowledge and feedback on our managers and properties, we feel that it is appropriate to reimburse them for the taxes incurred upon such benefits.

In connection with the restricted stock awards, Messrs. Walter and Risoleo each agreed at the Company’s request to purchase life insurance policies and to accept the proceeds under these policies to offset some or all of the stock compensation that would vest and be payable in the event of the executive’s death. The proceeds from the life insurance policies would mitigate the effect on the

Company’s financial statements of the accelerated vesting of large restricted stock awards, which would occur upon an executive’s death. The Company reimburses each of the executives for the cost of each policy and the taxes payable as a result of the reimbursement.

Stock Ownership and Retention Policy. The Company has an equity ownership and retention policy to ensure that senior executives have a meaningful economic stake in the Company, while allowing for appropriate portfolio diversification. The equity ownership guidelines provide that, within five years of joining the Company or being promoted to a position in senior management, members of senior management should own and retain stock equal to the following respective multiple of their annual salary rate:

CEO—five times annual salary rate;

Executive Chair—five times annual salary rate;

Executive Vice Presidents—three times annual salary rate; and

Senior Vice Presidents—two times annual salary rate.

Only certain types of equity are used in determining whether the guidelines are met, including stock owned directly by an employee or as a result of vesting in restricted stock. Unvested performance shares and options are not counted toward satisfying the equity ownership guidelines.

In addition to the number of shares required to satisfy the equity ownership guideline, each member of senior management is required to retain direct ownership of shares equal in number to, (a) 100% of “Covered Shares” for a period of one full year from the date on which such Covered Shares vest, and (b) 50% of Covered Shares for two full years from the date on which such Covered Shares vest. For the purposes of the policy, “Covered Shares” means shares acquired by a member of senior management pursuant to any award of restricted stock granted after January 1, 2012 under any Company equity compensation plan or other written compensation arrangement, net of shares used to pay tax withholding requirements attributable to such award.

Senior management is prohibited from selling any shares (other than shares to satisfy tax obligations) if they are not in compliance with the policy or if the sale would result in holdings below the guidelines. None of senior management has a plan in place by which they sell Company stock on a periodic basis (referred to as a 10b5-1 plan). The Compensation Committee reviews compliance and, all executives were in compliance with the guidelines at the end of 2011.

Recoupment Policy. The Company has adopted a policy, effective January 1, 2012, that would require the reimbursement of excess incentive compensation payments in the event that the Company is required to make a material restatement of its financial statements. The policy applies to all members of senior management and ensures that any fraud, intentional misconduct or illegal behavior leading to a restatement of the Company’s financial result would be properly addressed. Under the policy, the Board would review all incentive plan compensation that was paid on the basis of having met or exceeded specific performance targets for performance periods in question. If the cash incentive awards or stock compensation received under the program would have been lower had they been calculated based on such restated results, it is the general policy of our Board to seek to recoup, for the benefit of the Company, the portion of the excess compensation that was received by any individual who engaged in fraud, intentional misconduct or illegal behavior in connection with the financial results that were restated. The Board will, in its reasonable business judgment, decide whether to pursue such recoupment from an individual based on those factors that our Board believes to be reasonable. The policy will be revised if required under the Dodd-Frank Act once the regulations implementing the recoupment policy requirements of that law have been issued.

Executive Deferred Compensation Plan. This plan allows participants to save for retirement in excess of the limits applicable under our Retirement and Savings Plan. It is not a tax qualified plan. Eligible employees, including the named executive officers, may defer up to 100% of their cash compensation (that is, salary and bonus) in excess of the amounts first deferred into the Retirement and Savings Plan. We provide a match of $.50 for each $1.00 deferred under the plan, up to a maximum of 6% of the participant’s compensation less the amount credited to the Retirement and Savings Plan. In addition, we may make a discretionary matching contribution of up to $.50 on each $1.00 up to 6% of the participant’s compensation. The Company made a discretionary match of $.25 in 2011. This is the only non-qualified retirement plan offered to senior executives. The Company does not have a pension plan and does not have a supplemental executive retirement program.

Severance Plan. The Company has a severance plan that has been in effect since 2003 and applies to employees at the level of senior vice president and above. The Compensation Committee believes that a severance plan allows the Company to provide properly designed severance benefits on a consistent basis, which promotes stability and continuity of senior management. The provision of severance upon a change in control aligns the Company’s interests with its stockholders by eliminating distractions that arise with the uncertainty of these transactions and avoiding the loss of key members of management during a critical period. The severance plan requires a “double trigger” for payment in the context of a change in control, that is, there must be both a change in control and a termination by the Company without “cause” or by the executive for “good reason” in the one year period following a change in control. Significantly, the severance plan does not provide for tax gross-ups on any payments made in connection with a termination or a change in control. The cost of any excise tax that a member of senior management might incur related to a payment under the plan would be borne by the individual.

Prior to its annual compensation determinations, the Compensation Committee reviews the level of severance pay and benefits that the named executive officers would receive. Under the restricted stock agreements and stock option agreements, a change in control coupled with a triggering event results in the acceleration and vesting of all long-term incentive awards. Because equity awards were made upfront in the three-year program, amounts an executive would receive are highest in the first year and decrease each year as options vest and performance shares vest or are forfeited.

In connection with Mr. Risoleo’s new position, effective January 1, 2012 as Executive Vice President, Managing Director, Europe, the Company entered into a letter agreement with Mr. Risoleo that applies for one year, January 1, 2012 through December 31, 2012. Under the agreement, Mr. Risoleo would not be subject to the severance provisions of the severance plan under limited circumstances in the event of his voluntary departure during the year, or if the Company no longer requested his services during the year. All provisions of the severance plan on change in control or termination for cause still apply. Under the letter agreement, if the Company terminates Mr. Risoleo’s employment during 2012, other than for cause, the Company will continue to pay his base salary through December 31, 2012. In addition, Mr. Risoleo will receive and be eligible for the annual incentive award and equity incentives for 2012. If Mr. Risoleo voluntarily leaves the Company before June 30, 2012, he would receive only his accrued base salary through the date of termination. If Mr. Risoleo voluntarily leaves after June 30, 2012 (but prior to December 31, 2011), he would not receive salary continuation, but would be eligible to receive a pro-rated annual incentive award and a long-term equity incentive award based on the Company’s corporate performance at the end of 2012 and assuming a “target” level of performance on individual performance goals. In addition, a pro-rated number of stock options would vest. The Company believes that the one year arrangement served to enhance a stable and fair transition in roles and responsibilities in the Company. Other than this one year arrangement with Mr. Risoleo modifying severance, these are no individual employment agreements, change-in-control or severance agreements for any U.S. based employee.

For additional information regarding the severance plan, including an estimate of payments the named executive officers would have been entitled to receive on December 31, 2011 upon various termination events, see “Executive Officer Compensation—Potential Severance, Change in Control Payments.”

2009-2011 Program—Design and Structure

The 2009-2011 program was adopted by the Committee in January 2009 and follows a philosophy that has been in place over the last decade:

•	to foster a strong relationship between stockholder interests and executive compensation;

•	to provide annual and long-term incentives that emphasize performance-based compensation; and

•	to provide overall levels of compensation that attract and retain talented executives.

There are three key elements to the compensation program: base salary, annual cash incentives and equity awards. Although the Committee did not follow a specific formula in determining the mix of compensation, at the executive level, approximately 60% or more of the total target compensation is generally in the form of equity awards to emphasize performance and align management and stockholder interests.

Base Salary. Base salary is set at an annual rate, based on the level of the position within the Company, experience, scope of responsibility, and the individual’s performance. This is the only fixed component of the compensation program. The Committee generally reviews salary at the beginning of each year. Adjustments, if any, take into account an individual’s performance, responsibilities, experience, internal equity and external market data. Base salary represents between 16%-23% of the named executive officers’ total targeted compensation under the 2009-2011 program.

Annual Cash Incentives. The annual cash incentives reward the achievement of individual performance and Company goals. Bonuses are calculated as a percentage of an individual’s salary and weighted depending on the level of responsibility in the Company. For the named executive officers and all employees at the executive vice president level, 80% of the eligible cash bonus is based on the satisfaction of Company financial goals and 20% on satisfaction of personal performance goals. The weighting reflects the Committee’s continued belief that the incentive emphasis for senior executives should be on Company performance. The annual cash amount that may be earned is further refined based on the level of performance on each goal, which is measured at “threshold”, “target” and “high”. As a result, the total amount that any individual may earn annually depends on: (1) salary, because the award is calculated and paid as a percentage of annual salary, (2) the relative weighting between financial and personal goals, (3) the level of performance achieved on each of two Company financial goals, and (4) the level of performance achieved on personal goals. There is no bonus if performance is below threshold, and results are interpolated between the levels of threshold, target and high.

Financial Measures for the Annual Cash Incentive. The two financial measures of performance are Adjusted FFO and ROIC. The “threshold”, “target” and “high” goals are established at the beginning of the year based on, and subject to review and approval of, the Company’s business plan and budget by the Board of Directors. Adjusted FFO represents 70% of the total target financial performance and ROIC represents the remaining 30%.

The chart below shows the performance and payout levels on each of Adjusted FFO and ROIC.

	Threshold	Target	High
Performance
(as a % of Budgeted Goals)	85	100	115
Payout Level
(as a % of Target)	50	100	200

Personal Performance Goals. Personal performance goals are a small component of the annual cash incentive for executives, representing only 20% of the total target amount. However, the overall compensation program for 2009-2011 puts a greater emphasis on personal performance, and, as discussed below, it is also a performance measure for the restricted stock awards.

Determining the Annual Incentive Award. The target annual cash incentive represents 13%-17% of the named executive officers’ total target compensation under the 2009-2011 program. The table below shows the total annual cash incentive that may be earned by the CEO and executive vice presidents as a percentage of their annual base salaries.

	Total Eligible Award as a % of Salary
Performance Level	Chief Executive Officer	Executive Vice Presidents
Below Threshold	0%	0%
Threshold	50	37.5
Target	100	75
High	200	150

The total amount that may be earned annually by the named executive officers and all employees at the executive vice president level as an annual incentive cash award would be determined as follows:

Measures	Named Executive Officers
Financial Measures	a = salary x weighting (80%) x performance level achieved (70% adjusted FFO, 30% ROIC)

Personal Performance Goals	b = salary x weighting (20%) x performance level achieved

Total Potential Annual Cash Incentive	Sum of a + b

Long-Term Incentives. The long-term incentives are equity-based awards under the 2009-2011 program, which have 90% of the target value in the form of restricted stock and the remaining 10% in the form of stock options. This is the largest component of the named executive officers’ total target compensation, representing between 60%-71%.

Restricted Stock. Restricted stock is an upfront award for the three-year performance period, with one-third eligible to vest in each of the performance years ended 2009, 2010 and 2011. The upfront grant represents the maximum number of shares that may be earned over the three-year period, that is, performance at the “high” level for each of the three years. The compensation program is based, however, on senior management vesting in shares at the “target” level. The award is entirely performance-based and vesting is subject to the satisfaction of personal performance goals and the

Company’s total stockholder return compared to two indices, weighted equally, the NAREIT Equity Index and the Lodging Index. Personal goals represent 56% of the target stock award each year and the total stockholder return measures represent the remaining 44%. All measures are set at three separate levels— “threshold”, “target” and “high”. Dividends accrue on unvested shares, but are paid only when, and if, the restrictions on the awards lapse, that is, the shares vest and are released. The Committee has the discretion to modify awards to reflect additional responsibilities, promotions or superior performance.

Personal Performance Goals. The chart below shows the shares that may vest annually based on the level of achievement on personal performance goals. No shares are earned if performance is below threshold, and results will be interpolated between the levels of threshold, target and high.

Percentage Shares Vesting Based on Satisfaction of Personal Goals

(as a % of the annual Target amount)

< Threshold	Threshold	Target	High
0	50	100	150

Relative Total Stockholder Return Measures. Total stockholder return is the increase in the year-end price of the Company’s common stock over the prior year’s end price, plus dividends paid on the Company’s common stock during the relevant year. The stock price will be calculated, in each case, as the average of the high and low price of the Company’s common stock on the NYSE on the last 60 calendar days of the relevant year. At each of year-end 2009, 2010 and 2011, the Company’s TSR will be compared to two indices, weighted equally, the NAREIT Equity Index and the Lodging Index. Shares will vest based on the performance of the Company’s TSR (measured as a percentile) compared to each index. No shares are earned if performance is below threshold, and results are interpolated between the levels of threshold, target and high, as follows:

	< Threshold	Threshold	Target	High
Percentile Achieved	Less than 30th Percentile	30th Percentile	50th Percentile	75th Percentile
Shares Vesting (as a % of the annual Target amount)	0	50	100	200

To the extent shares do not vest in any one year based on either of the relative measures, there will be an opportunity for the unvested shares to vest at the end of 2011 based on a cumulative relative return over the three-year period for each measure. The price to measure the cumulative stockholder return against each index for the three year period 2009-2011 is $7.44, the average of the high and low price of the Company’s common stock on the NYSE for the 60 calendar days prior to December 31, 2008. Shares only vest if the cumulative return is in the 75th percentile or higher measured against the respective index at the end of the three year period.

Shares will also vest in the event of an executive’s death or disability or, under certain circumstances, under the Severance Plan. Please see the discussion under “—Other Benefits and Policies—Severance Plan.” As described under “—Other Benefits and Polices—Perquisites and Other Personal Benefits,” Messrs. Walter and Risoleo agreed to accept proceeds under life insurance policies to offset long-term incentive compensation that would vest in the event of such executive’s death.

Stock Options. Stock options represent 10% of the total target equity value. Grants were made upfront for the three-year period with one third eligible to vest based on continued service with the

Company each year end December 31, 2009, 2010, 2011. Because the Company had insufficient shares remaining in its stock plan for a three-year award, options were awarded on February 4, 2009 for one year of the program, and on May 14, 2009, when the new stock plan was approved, for the remaining two years of the program. Stock options are valued using the binomial options pricing model. The exercise price of the options is the fair market value of the Company’s stock on the date of grant. The Committee has the discretion to grant additional options to reflect new responsibilities, promotions or superior performance. Any additional grants would generally be made at the Committee’s February meeting, the date of which is determined generally a year in advance, or, in the case of any new hire, on the date of commencement of employment or the date of Committee approval, whichever is later. Options have a 10-year life. No cash dividends accrue or are paid on options.

Compensation of Named Executive Officers. In 2008 the Committee requested Towers Watson, the Committee’s independent consultant at the time, to update its prior work on compensation, review the results of the prior program and assist the Compensation Committee in the design of the executive compensation program for 2009-2011. Towers Watson again aggregated compensation data from two groups that the Committee has previously used for reference. These were (1) 18 size-based real estate companies with a median total capitalization of $18 billion, and (2) Towers Watson’s general industry database of companies regressed to $5.5 billion of revenues (in excess of 800 companies). The size-based real estate group was chosen because it reflected current proxy data from the real estate industry, companies of comparable size and, in many instances, with a global portfolio. It also reflected executive compensation practices against which the Company competes directly for talent and investment capital. The size-based real estate group from which the data was aggregated included:

Simon Property Group, Inc.	Starwood Hotels & Resorts Worldwide, Inc.
General Growth Properties, Inc.	Kimco Realty Corporation
Vornado Realty Trust	HCP Inc.
Equity Residential	Apartment Investment and Management
ProLogis	Company
Brookfield Properties Corporation	Macerich Company
Public Storage	AvalonBay Communities
Marriott International, Inc.	Forest City Enterprise Inc.
Boston Properties, Inc.	Developers Diversified Realty Corporation
Duke Realty Corporation

The general industry database was chosen because it presented information from a broader market than the real estate industry and was consistent with the Company’s inclusion in the S&P 500 index in 2007. While the Committee reviewed compensation information derived from the general industry group, the Committee did not see the identity of any of the surveyed companies.

The Committee reviewed aggregated compensation data in the 25th, 50th, and 75th percentiles for the total data. The Committee did not adhere to targeting overall compensation to a certain percentile, or a range of percentiles, in each peer group. This was because each peer group presented key differences from the Company and had certain limitations. The size-based real estate group did not reflect factors specific to the hospitality sector, and had data only on proxy-named positions. The general industry group did not provide direct comparables for most positions in REITs. Data from both groups did not reflect the experience of a person in a particular position. The Committee, instead, used the collective data, in consultation with Towers Watson, to inform itself of the current levels of compensation in the market, and considered other factors, such as the credentials, length of service, experience and prior performance of each individual as well as internal equity considerations among the senior management team. The Committee also consulted Mr. Walter and discussed its recommendations for senior management with him. The Committee reviewed its determinations for all executives and Mr. Walter with the independent directors of the Board in executive session.

The 2009-2011 program contemplated one upfront equity award, however, the Company had insufficient shares available in its stock plan. As a result, only performance shares and options for 2009 were awarded in February of 2009. Upon approval of a new stock plan at the 2009 Annual Meeting, the Committee awarded the remaining options for 2010 and 2011 on May 19, 2009, at an exercise price equal to the closing price of the Company’s stock on that date. In August 2009, the Committee awarded the remaining performance shares for 2010 and 2011. Pursuant to anti-dilution provisions in the stock plan and award agreements, awards for 2010 and 2011 were adjusted because of a stock dividend paid by the Company in December 2009. The Committee determined the number of shares for the restricted stock awards by dividing the value at the “high” level of performance by the average of the high and low price of the Company’s common stock for the 60 calendar days prior to December 31, 2008. The Committee used the 60-day average to calculate the stock price because the longer period mitigates market fluctuations and represents a better indicator of value, particularly for an upfront three-year grant. In addition, with the economic downturn, valuations of companies were at depressed levels in early 2009. The 60 day average price for the Company’s stock was $7.44. The Committee also reviewed the Company’s stock price on the date of grant, February 5, 2009, which was $5.075. The Committee decided to use the $7.44 price to determine the number of shares in August as well, although it did assess the price on the date of grant, August  25, 2009, which was $10.44.

Additional Information-Tax and Accounting

Section 162(m) of the Internal Revenue Code precludes a public corporation from taking a deduction for compensation in excess of $1 million for its chief executive officer or any of its four other highest paid executive officers, unless such compensation is performance based and certain specific and detailed criteria are satisfied. Our executives, and all other employees, are employed by Host Hotels & Resorts, L.P., the operating partnership through which we conduct all operations, and its subsidiaries, and not directly by the Company. As a result, we believe that none of our employees are subject to the $1 million compensation deduction limit under Section 162(m).

However, in the event that some portion of employee compensation is subject to Section 162(m) but fails to be deductible, our taxable income would increase to the extent of the disallowed deduction and we could be required to make additional dividend distributions to our stockholders or to pay tax on the undistributed income provided we have distributed at least 90% of our adjusted taxable income. In such event, the Compensation Committee may consider the anticipated tax treatment to the Company and the executive officers in its review and establishment of compensation programs and payments. However, the deductibility of some types of compensation payments can depend upon the timing of an executive’s vesting or exercise of previously granted rights. Interpretations of, and changes in, applicable tax laws and regulations as well as other factors beyond the Committee’s control also may affect deductibility of compensation. Accordingly, the Committee may determine that it is appropriate to structure compensation packages in a manner that may not be deductible under Section 162(m).

All restricted stock awards to senior executives have been classified as liability awards, primarily due to settlement features that allow the recipient to have a percentage of the restricted stock awards withheld to meet tax requirements in excess of the statutory minimum withholding. The Company therefore recognizes compensation expense over the requisite service period based on the fair value of the award at the balance sheet date. The value of all restricted stock awards, less estimated forfeitures, is recognized over the period during which an employee is required to provide service in exchange for the award—the requisite service period (usually the vesting period). No compensation cost is recognized for awards for which employees do not render the requisite service. The Committee makes its assessments on the appropriate value of the restricted stock awards for target compensation based on the fair market value of the common stock on the date of grant or a 60 day calendar average of high and low stock price of the Company’s common stock on the New York Stock Exchange and also considers the closing price of the stock on the date of grant. These values would not be reflected in the Company’s financial statements because liability awards are re-measured to fair value each reporting period.

EXECUTIVE OFFICER COMPENSATION

Summary Compensation Table for Fiscal Year End 2011

Name	Year	Salary (1)	Stock Awards (2)			Option Awards (3)		Non-Equity Incentive Plan Compensation (4)	All Other Compensation (5)	Total
Richard E. Marriott (6) Chairman of the Board	2011 2010 2009	$360,500 300,411 289,452	$	— — —		$	— — —	$276,000 405,555 190,036	$119,960 117,476 9,333	$756,460 823,442 488,821

W. Edward Walter President and Chief Executive Officer	2011 2010 2009	772,500 712,808 704,589		8,199,977 4,842,000 2,175,202	(8)		— — 1,001,917	823,300 1,318,695 673,154	125,132 76,946 78,051	9,920,909 6,950,449 4,632,913

James F. Risoleo Executive Vice President, Managing Director, Europe (7)	2011 2010 2009	515,000 500,000 500,000		5,808,333 3,429,749 1,540,768	(8)		— — 709,691	402,000 693,750 350,769	83,275 47,647 54,445	6,808,608 4,671,146 3,155,673

Minaz B. Abji Executive Vice President, Asset Management	2011 2010 2009	442,900 430,000 430,000		3,136,511 1,852,054 832,015	(8)		— — 383,234	343,700 599,850 301,622	82,673 35,630 32,789	4,005,784 2,917,534 1,979,700

Larry K. Harvey Executive Vice President, Chief Financial Officer	2011 2010 2009	360,500 350,000 350,000		2,699,165 1,593,813 716,003	(8)		— — 329,798	289,500 482,335 244,838	64,890 23,297 18,862	3,414,055 2,449,445 1,659,501

Gregory J. Larson Executive Vice President, Corporate Strategy and Fund Management	2011 2010 2009	360,500 350,000 350,000		2,425,835 1,432,426 643,498	(8)		— — 296,399	288,200 486,955 246,448	71,238 29,215 34,198	3,145,773 2,298,596 1,570,543

(1)	Salary is established at an annual rate, determined on the basis of a 52-week year, and is paid bi-weekly. The amount listed in the salary column includes amounts deferred at the election of the named executive officer under our Executive Deferred Compensation Plan in any such year. The salary of Mr. Marriott and Mr. Walter varied in 2009 and 2010 because each requested to reduce his salary effective May 25, 2009 as part of the Company’s cost reduction efforts due to the recession. Mr. Marriott reduced his salary from $350,000 to $250,000, and Mr. Walter reduced his salary from $750,000 to $675,000. At its July 2010 meeting, as the economy rebounded, the Compensation Policy Committee reinstated each of Mr. Marriott’s and Mr. Walter’s salary effective July 1, 2010.

(2)	The amounts in this column reflect the grant date fair value of restricted stock awards calculated in accordance with FASB ASC Topic 718. Under our compensation program, senior management received the entire restricted stock award at the start of the three-year period, 2009-2011, with one-third eligible to vest in each year subject to performance conditions, which are established at the start of each respective single-year performance period. Therefore, the amounts above primarily reflect the grant date fair value of awards that could have been earned for performance, not the actual shares that were earned.

Because the number of shares earned for 2011 were less than what was assumed in the grant date fair value (as a result of the failure to meet 2011 performance criteria), the actual amount of stock awards realized by each such executive officer were significantly lower than the amounts shown above. For a chart of 2011 realized pay for each of the named executive officers see page 31 of the Compensation Discussion & Analysis (“CD&A”).

The CD&A explains the performance conditions for vesting of restricted stock, which are the satisfaction of annual personal performance objectives by each executive (“Performance-based Awards”) and the Company’s annual total stockholder return (“Market-based Awards”) compared against two indices, a NAREIT Equity Index and a lodging index of seven companies (“Lodging Index”), and how each measure is set. Please see “2009-2011 Program—Design and Structure—Long-Term Incentive.” The supplemental chart below shows the restricted stock that was eligible to vest in 2011 as allocated between Performance-based Awards and Market-based Awards, based on the fair value of the awards on the grant date. We have also included the fair value of the awards assuming that the Performance-based Awards had been earned at the high level of performance.

				Total Fair Value
	Performance-Based Awards		Market-Based Awards vesting in 2011 (b)	Assuming Perf. Based Awards earned at Target	Assuming Perf. Based Awards earned at High
	Target level (a)	High level (a)
Walter, W.E.	$3,904,736	$5,857,104	$4,295,241	$8,199,977	$10,152,347
Risoleo, James	$2,765,860	4,148,789	$3,042,473	$5,808,333	$7,191,262
Abji, Minaz	$1,493,580	2,240,370	$1,642,931	$3,136,511	$3,883,301
Harvey, Larry	$1,285,311	1,927,967	$1,413,854	$2,699,165	$3,341,821
Larson, Gregory	$1,155,157	1,732,735	$1,270,678	$2,425,835	$3,003,414

(a)	The grant date fair value of the 2011 Performance-based Awards is based on the stock price on February 3, 2011, the date the Compensation Policy Committee approved the personal performance objectives of executives, which is $18.96 multiplied by the expected performance level, which we set at “target”, or 66%. We have also included in the above table the total amount of awards that could be earned assuming the high level of performance for our Performance-based Awards, or 100%, at the stock price on the grant date. No similar disclosure has been made for the Market-based Awards as they have already been calculated as the maximum number of shares issued at the high level of performance multiplied by the grant date fair value. See Note (b).

(b)	We have included in the above calculations the grant date fair value of the Market-based Awards that may be earned in 2011. These awards were granted in 2009, however for those eligible to vest in 2011, the criteria is established based on our stock price at December 31, 2010. Therefore, the grant date fair value is based on the fair value at December 31, 2010. The grant date fair values of the Market-based Awards are calculated using a simulation, or Monte Carlo, method.

Grant Date Fair Value December 31, 2010
Closing stock price on grant date	$17.87
3 Year Volatility of Host	82.9%
Risk free interest rate	1.02%
Stock Beta compared to NAREIT Equity Index	1.377
Stock Beta compared to Lodging Index	1.062
Average grant date fair value per share	$13.04

The Company recognizes compensation expense in its financial statements for the restricted stock awards over the requisite period based on the fair value at the balance sheet date, not the grant date. This is because the awards are classified as liability awards, primarily due to settlement features that allow recipients to have a percentage of the earned award withheld to meet tax requirements in excess of the statutory minimum withholding. The supplemental chart below shows the fair value of the restricted stock awards for performance year 2011 at the December 31, 2011 balance sheet date. These amounts correspond to the expense recorded and disclosures in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

2011 Shares at Balance sheet fair value
W. Edward Walter	$5,078,529
James F. Risoleo	3,461,624
Minaz B. Abji	1,850,983
Larry K. Harvey	1,684,297
Gregory J Larson	1,502,404

For additional information on the assumptions used by the Company in calculating the fair value of the restricted stock awards as of the balance sheet date, please see “Note 8—Employee Stock Plans—Senior Executive Restricted Stock” in the Notes to Condensed Consolidated Financial Statements in our 2011 Annual Report on Form 10-K.

(3)	The amounts in this column reflect the aggregate grant date fair values of stock options computed in accordance with FASB ASC Topic 718. For information on the assumptions used by the Company in calculating the fair value of the stock options, please see “Note 8—Employee Stock Plans—Employee Stock Options” in the Notes to Condensed Consolidated Financial Statements in our 2011 Annual Report on Form 10-K.

As described in the CD&A, stock options were granted for the three-year period 2009-2011, with one-third eligible to vest each December 31, 2009, 2010, 2011, respectively, based on continued service with the Company. We show in the Summary Compensation Table the entire value of the three-year grant as compensation for 2009, even though only one-third was eligible to vest in 2009, one-third in 2010 and one-third in 2011. As a result, there is no value attributed to 2010 and 2011. We believe it is also useful to understand the fair value of the options by year, based on the grant date fair value which is shown in the supplemental chart below.

Name	Options vesting in 2009	Options vesting in 2010	Options vesting in 2011	Total Fair Value
W. Edward Walter	$212,678	$394,618	$394,621	$1,001,917
James F. Risoleo	150,647	279,520	279,524	709,691
Minaz B. Abji	81,350	150,941	150,944	383,234
Larry K. Harvey	70,006	129,896	129,896	329,798
Gregory J. Larson	62,917	116,741	116,741	296,399

(4)	These amounts reflect the annual cash incentive awards paid to each named executive officer, or deferred under the Executive Deferred Compensation Plan.

(5)	All Other Compensation consists of Company contributions to the Retirement and Savings Plan (“401(k) Plan”), which is available to all employees, and the Executive Deferred Compensation Plan, perquisites and other personal benefits, and tax reimbursements. The amounts are as follows:

•	Matching contributions of $7,350 made under the 401(k) Plan to each of Mr. Marriott, Mr. Walter, Mr. Risoleo, Mr. Abji, Mr. Larson and Mr. Harvey.

•	Discretionary match of $3,675 made under the 401(k) Plan to each of the named executive officers.

•

Matching contributions made under the Executive Deferred Compensation Plan as follows: Mr. Marriott, $15,620; Mr. Walter, $35,672; Mr. Risoleo, $13,125; Mr. Abji, $23,918; Mr. Harvey, $17,923 and Mr. Larson $18,062.

•

Discretionary match made under the Executive Deferred Compensation Plan as follows: Mr. Marriott, $7,810; Mr. Walter, $17,836; Mr. Risoleo, $6,563; Mr. Abji $11, 959; Mr. Harvey, $8,961, and Mr. Larson, $9,031.

•

Premiums associated with life insurance policies for Messrs. Walter and Risoleo. In connection with the long-term stock awards granted under the executive compensation program, Messrs. Walter and Risoleo each agreed to purchase life insurance policies and to accept proceeds under these policies which would offset restricted stock compensation that would vest and would be payable in the event of the executive’s death. The policies have been in place since 2003. The Company annually reimburses each executive for the cost of each policy and the taxes payable as a result of this reimbursement, and the costs have remained constant since the policies were purchased. In 2011, the total amounts reimbursed, excluding taxes, were: Mr. Walter, $12,161; and Mr. Risoleo, $7,395.

•

Total cost of perquisites that executive officers are eligible to receive. In 2011, these perquisites consisted of financial planning and tax services, dining, complimentary rooms and other hotel services when on personal travel at hotels owned by us or managed by our major operators. The cost of each of these benefits is as follows:

	Mr. Marriott	Mr. Walter	Mr. Risoleo	Mr. Abji	Mr. Harvey	Mr. Larson
Financial and Tax Planning	$6,000	$2,000	$2,000	$900	$0	$0
Dining, rooms & hotel services	42,198	21,447	20,986	18,720	15,595	18,399

•

Tax reimbursements to each of the named executive officers associated with the perquisites, and with respect to Messrs. Walter and Risoleo, tax reimbursements associated with the cost of the life insurance policies: Mr. Marriott, $37,308; Mr. Walter, $24,990; Mr. Risoleo $22,181; Mr. Abji, $16,151; Mr. Harvey, $11,386, and Mr. Larson, $14,722.

(6)	Mr. Marriott is not a named executive officer under the SEC rules, but summary compensation information is provided in the interest of full disclosure.

(7)	Mr. Risoleo served as Executive Vice President, Chief Investment Officer for all of 2011 and moved to his current position effective January 1, 2012.

(8)	The compensation for 2010 stock awards has been recalculated from amounts previously shown because it inadvertently included values reflecting the Cumulative TSR portion of the restricted stock awards. This value is already included in stock award compensation presented for 2009, which reflected the incremental portion of both the 2010 and 2011 Cumulative TSR based on the grant date fair value in 2009. The 2010 stock award was overstated for each named executive officer as follows: Mr. Walter, $587,975; Mr. Risoleo, $416,481; Mr. Abji, $224,899; Mr. Harvey, $193,539; and Mr. Larson, $173,943.

Grants of Plan-Based Awards in Fiscal Year End 2011

The following table provides information about awards granted to the named executive officers in 2011. The table only shows the possible payments under our annual incentive cash awards. This is because there were no awards of options or restricted stock in 2011. Our three-year program began in 2009, and the named executive officers received the entire restricted stock and options awards at the start of 2009 with one-third eligible to vest in each of 2009, 2010 and 2011 based on satisfaction of criteria determined at the start of each year’s performance period.

Name	Grant Date (2)	Estimated Possible Payments Under Non-Equity Incentive Plan Awards (1)
		Threshold $	Target $	Maximum $
Richard E. Marriott	2-Feb-11	135,188	270,375	540,750
W. Edward Walter	2-Feb-11	386,250	772,500	1,545,000
James F. Risoleo	2-Feb-11	193,125	386,250	772,500
Minaz B. Abji	2-Feb-11	166,088	332,175	664,350
Larry K. Harvey	2-Feb-11	135,188	270,375	540,750
Gregory J. Larson	2-Feb-11	135,188	270,375	540,750

(1)

As described under “2009–2011 Program—Design and Structure—Annual Cash Incentive” in the CD&A, these are amounts that may be earned based on the financial performance of the Company, which is measured by Adjusted FFO and ROIC, and on the personal performance by each executive on objectives approved by the Compensation Policy Committee. Mr. Walter has an incentive target of 100% of base salary earned in the calendar year and executive vice presidents have an incentive target of 75% of base salary earned in the calendar year. The actual amounts earned by the named executive officers in 2011 are reflected in the Summary Compensation Table under the column “Non-Equity Incentive Plan Compensation” and are described in the CD&A under “Compensation Determinations in 2011—Annual Cash Incentive.”

(2)	The grant date shown is the date that the Compensation Policy Committee approved the personal performance objectives of each named executive officer and approved the financial metrics for Company performance, Adjusted FFO and ROIC.

Outstanding Equity Awards at Fiscal Year End 2011

The following table summarizes all the equity awards made to the named executive officers that were outstanding as of December 31, 2011.

	Option Awards (1)
Name	Grant Date	Number of Shares Underlying Unexercised Options Exercisable	Number of Shares Underlying Unexercised Options Unexercisable	Option Exercise Price			Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have not Vested (2)		Equity Incentive Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested
W. Edward Walter	5-Feb-09 14-May-09	122,935 251,153	— —	$ $	5.075 8.018	(3)	5-Feb-19 14-May-19	176,549		$	— (5)
	25-Aug-09							707,567	(4)		$7,661,221(6)

James F. Risoleo	5-Feb-09 14-May-09	— 177,900	— —	$ $	5.075 8.018	(3)	5-Feb-19 14-May-19	125,054		$	— (5)
	25-Aug-09							501,196	(4)		$5,426,706(6)

Minaz B. Abji	5-Feb-09 14-May-09	47,023 96,066	— —	$ $	5.075 8.018	(3)	5-Feb-19 14-May-19	67,531		$	— (5)
	25-Aug-09							270,645	(4)		$2,930,437(6)

Larry K. Harvey	5-Feb-09 14-May-09	40,466 82,671	— —	$ $	5.075 8.018	(3)	5-Feb-19 14-May-19	58,114		$	— (5)
	25-Aug-09							232,908	(4)		$2,521,833(6)

Gregory J. Larson	5-Feb-09 14-May-09	0 37,150	— —	$ $	5.075 8.018	(3)	5-Feb-19 14-May-19	52,228		$	— (5)
	25-Aug-09							209,323	(4)		$2,266,462(6)

(1)	Option awards vest based on continued service with the Company and have a 10-year life from the date of grant. Options granted on February 5, 2009 vested December 31, 2009. Options issued on May 14, 2009 were for the two-year period, 2010-2011, and 50% vested at year-end December 31, 2010 with the remaining 50% vested at year-end December 31, 2011.

(2)	Under our compensation program, senior management received the entire restricted stock award in 2009 at the start of the three-year period, 2009-2011, with one-third eligible to vest in each year subject to performance conditions, which are established at the start of each respective single-year performance period. The award reflected in February 2009 was made under the stockholder-approved 1997 Plan for performance year 2009. The award reflected in August 2009 was made under the stockholder-approved 2009 Comprehensive Stock and Cash Incentive Plan for performance years 2010-2011. The three annual performance measures are

•	achievement of personal performance objectives (Performance-based),

•	the Company’s relative stockholder performance against the NAREIT Equity Index (NAREIT TSR), and

•	the Company’s relative stockholder performance against the Lodging Index (Lodging TSR).

The determination of whether and to what extent those measures are satisfied is made by the Compensation Policy Committee, generally in February of the year following the performance.

The shares that are shown as “unearned” with a grant date of February 2009 reflect shares that did not vest in 2009 because the Company did not achieve performance at the “high” level (at which all shares vest) on the comparative stockholder return measure for each of the NAREIT TSR and Lodging TSR in that year. The Company’s performance in 2009 on NAREIT TSR was above “target” and its performance on the Lodging TSR was below “threshold” (at which no shares vested). These shares could have been earned in the final year of the program, which was 2011, only if the Company’s cumulative total stockholder performance as measured at the start of the three-year period equaled or exceeded the 75th percentile of the respective NAREIT TSR or the Lodging TSR at the end of the period (the “Cumulative TSR”). This performance was not met on either NAREIT TSR or Lodging TSR and all these shares were forfeited in 2012.

The award in this column with a grant date of August 2009 reflects shares that may be earned for performance at the “high” level on all performance measures in 2011 as well as shares remaining from 2010 as a result of the Company’s performance on the Lodging TSR, which was “above target” (not at the “high” level at which all shares would vest). As described above, these shares could have been earned in the final year of the program only if the Company’s cumulative total stockholder performance as measured at the start of the three-year period equaled or exceeded the 75th percentile of the Lodging TSR at the end of the period. This performance was not met and all these shares were forfeited. In addition, as a result of a stock dividend paid December 18, 2009, the number of shares were adjusted pursuant to the anti-dilution provisions in the 2009 Comprehensive Stock and Cash Incentive Plan and the award agreement.

(3)	Options were granted at the fair market value on the date of grant, May 14, 2009, which was $8.19. As a result of the stock dividend paid December 18, 2009, the exercise price of the option and the number of options were adjusted in May 2010 pursuant to the anti-dilution provisions in the 2009 Comprehensive Stock and Cash Incentive Plan and the award agreements. The adjusted exercise price is $8.018 per share.

(4)	The number of shares shown in this column reflects the total shares that were eligible to vest in 2011. The charts below show the actual number of shares released for each named executive officer on February 2, 2012, based on performance year 2011 (as determined by our Compensation Policy Committee in February 2012). All other shares were forfeited.

		Number of Shares Released for 2011
	Annual Performance- based	Annual Market-based; NAREIT TSR	Annual Market-based; Lodging TSR	Total shares released	Market value of shares at December 31, 2011(a)
W. Edward Walter	229,115	—	112,184	341,299	$5,078,529
James F. Risoleo	153,173	—	79,463	232,636	3,461,624
Minaz B. Abji	81,484	—	42,910	124,394	1,850,983
Larry K. Harvey	76,265	—	36,927	113.192	1,684,297
Gregory J. Larson	67,780	—	33,188	100,968	1,502,404

(a)	The value of the shares is based on the closing price of our stock on December 31, 2011 of $14.88

(5)	As noted above in footnote (2), these “unearned” shares from 2009 were eligible to be earned at the end of December 2011 only if the Company’s cumulative TSR over the three-year period 2009-2011 met or exceeded the 75th percentile for each of the NAREIT Equity Index and the Lodging Index. Based on cumulative performance through December 31, 2011, no shares vested based on the cumulative NAREIT Equity Index TSR or the Lodging Index TSR, and therefore, there is no value attributable to the shares.

(6)	The value is calculated based the closing price of our stock on December 31, 2011 of $14.88 multiplied by the vesting of shares attributable to (i) personal performance measures and the Lodging TSR measure at the “high” level of performance based on our 2011 performance results, which were “above target” on each of these measures and (ii) the NAREIT TSR measure at the “threshold” level of performance based on our 2011 result, which was “below threshold”. It does not include the shares remaining from 2010 as a result of the Company’s performance on the Lodging TSR in that year. These shares, which remained because the Company performed at the “above target” level in 2010 (not at the “high” level at which all shares would vest), could be earned in the final year of the program only if the Company’s cumulative total stockholder performance as measured at the start of the three-year period equaled or exceeded the 75th percentile of the Lodging TSR at the end of the period. This performance was not met and all these shares were forfeited. The number of shares attributable to the 2010 Lodging TSR are as follows: Mr. Walter, 69,132; Mr. Risoleo, 48,970; Mr. Abji, 26,442; Mr. Harvey, 22,756; Mr. Larson, 20,452.

Option Exercises and Stock Vested at Fiscal Year End 2011

The chart below shows options exercised in 2011 and stock awards that vested in 2011. The stock awards were related to performance year 2010, but did not vest until the Compensation Committee made its determinations in February 2011.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting (2)	Value Realized on Vesting (3)
W. Edward Walter	—	$—	492,071	$9,329,666
James F. Risoleo	—	—	348,549	6,608,489
Minaz B. Abji	—	—	190,186	3,605,927
Larry K. Harvey	—	—	158,582	3,006,715
Gregory J. Larson	43,517	437,906	145,571	2,760,026

(1)	Represents the amounts realized based on the difference between the market price of our stock on the date of exercise and the exercise price.

(2)	These are shares that were released on February 3, 2011, the date that the Compensation Policy Committee determined the results on Performance-based awards and Market-based awards for performance year 2010.

(3)	The value realized on vesting is determined by multiplying the shares released by $18.96, the closing price of the Company’s common stock on the date of release, which was February 3, 2011.

Nonqualified Deferred Compensation

The Company has an Executive Deferred Compensation Plan in which the named officers participate.

The following table summarizes the named executive officers’ compensation under the Executive Deferred Compensation Plan as of December 31, 2011. The aggregate balance shown includes amounts earned prior to 2011 and voluntarily deferred. This is the only non-qualified retirement plan offered to senior executives. The Company does not have a pension plan and does not have a supplemental executive retirement program.

Name	Executive Contributions in Last Fiscal Year	Company Contributions in Last Fiscal Year	Company Discretionary Contributions in Last Fiscal Year (1)	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year- End (1)
W. Edward Walter	$69,545	$35,672	$17,836	$22,744	$0	$1,332,665
James F. Risoleo	26,250	13,125	6,563	87,207	$0	2,085,663
Minaz B. Abji	46,035	23,918	11,959	11,198	$46,748	458,058
Larry K. Harvey	34,046	17,923	8,961	(4,087)	$0	364,067
Gregory J. Larson	34,323	18,062	9,031	5,354	$0	249,160

(1)	Amounts reflect vested values as of December 31, 2011.

Under the Executive Deferred Compensation Plan, participants may defer any portion of their base salary or any amounts awarded under the annual cash incentive award program. Participants direct their deferrals into investment funds, which are substantially the same funds available for investment under the 401(k) Plan. Participants’ accounts may or may not appreciate, and may depreciate, depending on the performance of their investment choices. The Company does not guarantee any returns and none of the investment choices provide interest at above-market rates. The Company matches $.50 of each $1.00 deferred, up to a maximum of 6% of the participant’s compensation less the amount credited to the 401(k) Plan. The Company may provide an annual discretionary matching contribution of up to $.50 on each $1.00 deferred up to 6% of the participant’s compensation.

Participants fully vest in Company contributions after four years of continued employment. The vesting schedule is 25% vesting after one year; 50% vesting after two years; 75% vesting after three years and 100% vesting after four years or more. All named executive officers are fully vested. Company contributions are fully vested (100%) for distributions related to normal retirement, death, disability and change of control.

The Executive Deferred Compensation Plan offers automatic lump sum distributions upon death or disability. The participant may elect to receive lump sum or installment distributions upon separation from service, or with respect to his or her deferrals only (no Company contributions) on such other dates certain that a participant may elect. Such elections are made at the time the participant elects to defer compensation for a year. However, “key employee” distributions payable upon separation from service will be delayed for six months. Participants may also elect to receive a lump sum distribution of their account in the event of change in control. Plan assets are held in a rabbi trust.

Potential Severance, Change in Control Payments

Severance

The Company has a severance plan for senior executives which was adopted in 2003 and provides severance benefits on a consistent basis. This plan provides for benefits in the event of a senior executive’s death or disability, or where a senior executive leaves the Company under the following circumstances:

•

As a result of a termination without “cause”. “Cause” is defined broadly to include failure to perform assigned duties in a reasonable manner, or as a result of incompetence or neglect; engaging in any act of dishonesty or bad faith with respect to the Company or its affairs; committing any act that reflects unfavorably on the executive or the Company; or engaging in any other conduct that in the reasonable judgment of the Board justifies termination.

•

As a result of a voluntary termination by the executive for “good reason”. “Good reason” means that there has been a material diminution in such executive’s authority, duties or responsibilities; a material diminution in an executive’s overall compensation opportunity; or a material change in the geographic location at which an executive is required to perform his or her duties for the Company.

The key benefits are:

•

Upon death or disability, an executive would receive a prorated annual cash incentive award at the “target” level through the month of death or disability, and all restricted stock and options would vest. In addition, the executive would be entitled to benefits under our life insurance and disability plans that are applicable to all employees.

•

In the termination examples, an executive would receive a payment equal to a multiple of his or her current annual base salary and average cash incentive bonus that was paid over the prior three-years. For example:

•

Mr. Walter, as president and chief executive officer, would be entitled to receive a payment equal to 2x his current base salary and 2x his average annual cash incentive award over the prior three years.

•	All other executives would be entitled to receive a payment equal to 1x his or her current base salary and 1x his or her average annual cash incentive award over the prior three years.

•	We would pay for the continuation of the executive’s health and welfare benefits for 18 months or until the executive is re-employed, whichever period is shorter.

In addition, under the restricted stock agreements, one year of the executives’ restricted stock award would accelerate and vest at the “target” level and under the stock option agreements, all options would accelerate and vest.

An executive terminated for cause or who voluntarily leaves without good reason is not entitled to any benefits under the Severance Plan.

The table below quantifies the compensation that would become payable to a senior executive assuming employment ended on December 31, 2011. The compensation and benefits are in addition to benefits available generally to all employees, such as distributions under the Company’s Retirement and Savings Plan and accrued vacation pay. All severance is contingent on the execution of a release in favor of the Company and a one year non-compete and non-solicitation agreement.

	Mr. Walter	Mr. Risoleo	Mr. Abji	Mr. Harvey	Mr. Larson
Termination payment (1)	$3,421,766	$997,173	$857,971	$699,391	$690,534
Restricted Stock (2)	5,475,003	3,878,144	2,094,209	1,802,191	1,619,693
Options (3)	—	—	—	—	—
Cost of benefit continuation (4)	29,870	29,870	9,034	29,870	20,070
Deferred compensation balance (5)	1,332,665	2,085,663	458,058	364,067	249,160

Total	$10,259,304	$6,990,851	$3,419,272	$2,895,520	$2,579,458

(1)	Amounts reflected are a multiple of base salary and average annual incentive award. Mr. Walter would receive two times his base salary and two times the average of his annual incentive award for 2009-2011. All other executives would receive one times his base salary and one times the average of his annual incentive award for 2009-2011.

(2)	Amounts are based on the closing price of our stock on December 31, 2011 of $14.88. Under the restricted stock agreements, one year of performance based awards would vest at the “target” level. All of the restricted stock underlying the value reflected has subsequently been earned or forfeited with the completion of the 2009-2011 program.

(3)	Under the stock option agreements, all options would vest in the event of a termination of employment without cause or termination by the executive for good reason. However, no options were unvested at December 31, 2011.

(4)	Amounts reflect the costs associated with continuation of coverage for group medical, vision and dental benefits for 18 months based on current COBRA rates.

(5)	The named executive officers are fully vested in their deferred compensation accounts.

Change-In-Control

The severance plan also provides for certain payments in the event that there is both a change in control of the Company and the occurrence of any of the following events in the year immediately following the change in control:

•	A termination of the executive without “cause”, as previously explained above;

•	A voluntary termination by the executive for “good reason”, as previously explained above.

The table below quantifies the compensation that would become payable to a senior executive under these circumstances assuming that both triggering events occurred on December 31, 2011. The compensation and benefits are in addition to benefits available generally to all employees, such as distributions under the Company’s 401(k) Plan and accrued vacation pay. The Company does not provide any consideration for excise taxes that the named executive officers might incur as a result of these payments. The cost of any tax would be borne by the executive.

	Mr. Walter	Mr. Risoleo	Mr. Abji	Mr. Harvey	Mr. Larson
Termination payment (1)	$5,132,649	$1,994,346	$1,715,941	$1,398,782	$1,402,069
Restricted Stock (2)	13,155,646	9,318,600	5,032,059	4,330,407	3,891,879
Options (3)	—	—	—	—	—
Cost of benefit continuation (4)	29,870	29,870	9,034	29,870	20,070
Deferred compensation balance (5)	1,332,665	2,085,663	458,058	364,067	249,160

Total	$19,650,830	$13,428,480	$7,215,092	$6,123,127	$5,563,178

(1)	The termination payment is a multiple of base salary and average annual cash incentive award. Mr. Walter would receive three times his base salary and three times the average of his annual cash incentive award for the period 2009-2011. All other executives would receive two times his base salary and two times the average of his annual incentive award for 2009-2011.

(2)	Under the restricted stock agreements, all unvested restricted stock would accelerate and vest in the event of a change in control and termination of employment without cause or termination by the executive for good reason. The chart below shows the unvested shares for each named executive officer as of December 31, 2011. The value is determined by multiplying the shares by $14.88, the closing price of our stock on December 31, 2011.

Unvested Shares As of 12/31/2011
Mr. Walter	884,116
Mr. Risoleo	626,250
Mr. Abji	338,176
Mr. Harvey	291,022
Mr. Larson	261,551

All of the restricted stock underlying the value reflected has subsequently been earned or forfeited with the completion of the 2009-2011 program.

(3)	Under the stock option agreements, all options would vest upon a change in control and termination of employment without cause or termination by the executive for good reason. However, no options were unvested at December 31, 2011.

(4)	Amounts reflect costs associated with the continuation of coverage for group medical, vision and dental benefits for 18 months based on current COBRA rates.

(5)	The named executive officers are fully vested in their deferred compensation accounts.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table summarizes information as of December 31, 2011 relating to equity compensation plans of the Company pursuant to which grants of restricted stock, options, restricted stock units or other rights to acquire shares may be granted from time to time.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the 1st column)
Equity compensation plans approved by stockholders (1)	1,302,047	$7.65	19,363,751
Equity compensation plans not approved by stockholders	—	—	—

TOTAL	1,302,047	$7.65	19,363,751

(1)	Shares indicated are the aggregate of those issuable under the Company’s 1997 and 2009 Comprehensive Stock and Cash Incentive Plans, whereby we may award to officers and key employees: (i) options to purchase our common stock, (ii) deferred shares of our common stock, and (iii) restricted shares of our common stock. No shares remain available for future grants under the Company’s 1997 Comprehensive Stock and Cash Incentive Plan.

REPORT OF THE COMPENSATION POLICY COMMITTEE

ON EXECUTIVE COMPENSATION

To Our Stockholders:

The Compensation Policy Committee has reviewed and discussed with management the Compensation Discussion and Analysis of the Company. Based on its review and discussions, the Committee recommended to the Board of Directors of the Company that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for 2011 and this proxy statement.

The Compensation Policy Committee

ANN MCLAUGHLIN KOROLOGOS, CHAIR

ROBERT M. BAYLIS

WILLARD W. BRITTAIN

PROPOSAL THREE

ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act requires that the Company seek a non-binding advisory vote from its stockholders to approve executive compensation. Since the required vote is advisory, the result of the vote is not binding upon the Board. Last year, the Board recommended that this advisory resolution to approve named executive officer compensation be conducted annually and stockholders voted in favor of this recommendation by a substantial majority. Accordingly, the Board has determined that it will hold an advisory resolution to approve named executive officer compensation annually until the next vote to determine the frequency of such an advisory vote.

We urge stockholders to read the “Compensation Discussion and Analysis”, which describes how our executive compensation policies operate and how they are designed to achieve our compensation objectives, as well as the Summary Compensation Table and related compensation tables and narrative which provide detailed information on the compensation of our named executive officers. Our executive compensation program is designed to provide a competitive level of compensation necessary to attract, motivate and retain talented and experienced executives and to motivate them to achieve short-term and long-term corporate goals that enhance stockholder value. Highlights of the Company’s compensation programs include the following:

•	As an executive officer’s responsibility and ability to affect the financial results of the Company increases, the portion of his or her total compensation deemed “at-risk” increases;

•	The Compensation Policy Committee continually monitors Company performance and adjusts compensation practices accordingly.

•

A substantial portion of the named executive officers’ stock compensation is linked to the Company’s relative total stockholder return. Stock compensation was based on a three year program for 2009 through 2011. In 2011, performance goals were not met and a significant portion of the award for the year was not earned; and

•

The Compensation Policy Committee regularly assesses the Company’s individual and total compensation programs against peer companies, the general marketplace and other industry data points and the Compensation Policy Committee utilizes an independent consultant to engage in ongoing independent review of all aspects of our executive compensation programs.

The Compensation Policy Committee and the Board believe that these policies are effective in implementing our compensation philosophy, in achieving its goals, and have been effective at incenting the achievement of the Company’s strong financial performance.

For the reasons stated above, the Board of Directors unanimously recommends a vote FOR approval of the following resolution:

“RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation of the Company’s named executive officers, as described in the Compensation Discussion and Analysis and in the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this Proxy Statement.”

Effect of Proposal

This advisory resolution to approve named executive officer compensation, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board of Directors. The approval or disapproval of this proposal by stockholders will not require the Board or the Compensation Policy Committee to take any action regarding the Company’s executive compensation practices. Although non-binding, the Board and the Compensation Policy Committee will carefully review and consider the voting results when evaluating our future executive compensation program.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number of shares of our common stock and of the partnership units of Host Hotels & Resorts, L.P. (our operating partnership) that were beneficially owned as of March 1, 2012 by:

•	each director and director nominee;

•	each executive officer named in the Summary Compensation Table;

•	all of our directors and executive officers as a group; and

•	beneficial owners of 5% or more of our common stock.

Information about the ownership of operating partnership units is included because the operating partnership units are redeemable by holders for cash or, at our election, for shares of the Company’s common stock. As of March 15, 2011 the Company owns approximately 98.5% of the operating partnership units.

Name	Number of Shares of Common Stock	% of Shares of Common Stock (1)	Number of Operating Partnership Units	% of Common Stock and Operating Partnership Units (2)
Directors:
Robert M. Baylis (3)	110,018	*	0	*
Willard W. Brittain (3)	15,004	*	0	*
Terence C. Golden (3)	93,845	*	0	*
Ann McLaughlin Korologos (3)	70,983	*	0	*
Richard E. Marriott (4)	15,275,495	2.1	140,296	2.2
John B. Morse, Jr. (3)	36,189	*	0	*
Walter C. Rakowich	0	0	0	0
Gordon H. Smith (3)	15,004	*	0	*
W. Edward Walter (5)	1,876,926	0.3	0	0.3
Non-Director Named Executive Officers:
Minaz Abji (5)	637,545	*	0	*
Gregory J. Larson (5)	298,084	*	0	*
Larry K. Harvey (5)	526,592	*	0	*
James F. Risoleo (5)	738,545	0.1	0	0.1
All Directors and Executive Officers as a group:
(16 persons, including the foregoing) (3)(4)(5)	19,862,576	2.8	140,296	2.8
Certain Beneficial Owners:
BlackRock, Inc. (6)	50,533,899	7.1	0	7.1
Cohen & Steers, Inc. (7)	46,012,422	6.5	0	6.5
Stichting Pensioenfonds ABP (8)	39,614,040	5.6	0	5.6
The Vanguard Group, Inc. (9)	77,100,528	10.8	0	10.8

*	Reflects ownership of less than 1/10th of 1%.

(1)	Any descriptions of ownership or aggregations of ownership of the Company’s common stock within this proxy statement are based upon the disclosure requirements of federal securities laws. They do not indicate ownership of common stock under the Internal Revenue Code of 1986, as amended, or for purposes of the ownership limitations set forth in our Charter.

(2)	This column assumes that all operating partnership units held by the named person or group of persons are redeemed for shares of common stock, but that none of the operating partnership units held by others are redeemed for shares of common stock.

(3)	The number of shares of common stock listed here includes common stock equivalents: (1) awarded annually to non-employee directors under our Non-Employee Directors’ Deferred Stock Compensation Plan or 2009 Comprehensive Stock and Cash Incentive Plan; (2) resulting from non-employee directors’ election to receive part of their annual retainer, committee chair fees and attendance fees in stock pursuant to the Non-Employee Directors’ Deferred Stock Compensation Plan; (3) for Robert M. Baylis and Ann McLaughlin Korologos, 11,957 common stock equivalents from a one-time special stock award made in 1997 to all non-employee directors; and (4) common stock equivalents for dividends relating to common stock equivalents held by each director.

(4)	The number of shares of our common stock listed here for Richard E. Marriott includes:

•	1,498,674 shares held in trust for which Richard E. Marriott is the trustee or a co-trustee;

•	76,957 shares held by the wife of Richard E. Marriott;

•	506,575 shares held in trust for which the wife of Richard E. Marriott is the trustee or co-trustee;

•	4,685,569 shares held by the J. Willard and Alice S. Marriott Foundation of which Richard E. Marriott is a co-trustee;

•	1,436,866 shares held by the Richard E. and Nancy P. Marriott Foundation of which Richard E. Marriott is a co-trustee; and

•	1,330,610 shares held by a corporation of which Richard E. Marriott is the controlling stockholder.

It does not include shares held by the adult children of Richard E. Marriott, as to which Mr. Marriott disclaims beneficial ownership.

(5)	The number of shares of our common stock listed here includes the shares of restricted stock granted under the 2009 Comprehensive Stock and Cash Incentive Plan which are subject to forfeiture if the vesting criteria are not satisfied. Also included are shares of common stock that may be acquired within 60 days of March 1, 2012 pursuant to the exercise of stock options granted under our 1997 and 2009 Comprehensive Stock and Cash Incentive Plan. Such shares, however, are not deemed outstanding for the purpose of computing the ownership percentage of any other person. The following are the amounts of vested exercisable options for each named executive officer:

• Minaz Abji • Gregory J. Larson • Larry K. Harvey • James F. Risoleo • W. Edward Walter	143,089 37,150 123,137 177,900 374,088	vested options vested options vested options vested options vested options

(6)	BlackRock, Inc. filed an amended Schedule 13G with the SEC on February 13, 2012 to report beneficial ownership of 50,533,899 shares of our common stock. BlackRock reports that it has the sole power to dispose of and to vote all such shares. BlackRock’s business address is 40 East 52nd Street, New York, New York 10022.

(7)

Cohen & Steers, Inc. (“Cohen”) filed an amended Schedule 13G with the SEC on February 14, 2012 to report beneficial ownership of 46,012,422 shares of our common stock. Cohen reports that it has the sole power to dispose of all such shares and has the sole power to vote with respect to 15,420,195 shares. Cohen’s business address is 280 Park Avenue, 10th Floor, New York, New York 10017.

(8)

Stichting Pensioenfonds ABP (“SP”) filed a Schedule 13G with the SEC on February 8, 2012 to report beneficial ownership of 39,614,040 shares of our common stock. SP reports that it has the sole power to dispose of and to vote all such shares. SP’s business address is c/o APG Asset Management US Inc., 666 Third Avenue, 2nd Floor, New York, NY 10017.

(9)

The Vanguard Group, Inc. (“Vanguard”) filed an amended Schedule 13G with the SEC on February 8, 2012 to report beneficial ownership of 77,100,528 shares of our common stock. Vanguard reports that it has the sole power to dispose of 76,126,449 shares, has shared power to dispose of 974,079 shares, and has the sole power to vote with respect to 974,079 shares. Vanguard’s business address is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

SECTION 16	(a)	BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE

Federal securities laws require directors, executive officers, and owners of more than ten percent of our common stock to file reports with the SEC and with the New York Stock Exchange. These reports relate to the number of shares of our common stock that each of those persons beneficially owns, and any changes in their ownership. Based solely upon a review of copies of the forms furnished to the Company, we believe all persons required to file such forms have done so during 2011.

CERTAIN RELATIONSHIPS AND

RELATED PERSON TRANSACTIONS

Policy on Transactions and Arrangements with Related Persons

In 2007 the Nominating and Corporate Governance Committee recommended, and the Board of Directors adopted, a written policy with respect to related person transactions. The policy applies to any transaction, or series of transactions in which the Company, its subsidiaries or affiliates is or will be a participant, the amount involved exceeds $100,000, and in which any related person has or will have a direct or indirect material interest. A related person for purposes of the policy includes:

•	any Company officer, senior manager, or director;

•	an owner of 5% or more of Company stock;

•	any immediate family member of any person listed above; or

•	any firm in which any of the foregoing persons is employed or is a principal in which such person has a 5% or greater interest.

Under the policy, the legal department will determine whether a transaction meets the requirements of a related person transaction. If so, the transaction will be reviewed by the Board of Directors, if it is part of a transaction which itself would require Board approval, or in all other circumstances the Audit Committee will review the transaction at its next meeting. In those instances in which the legal department, in consultation with the Chief Executive Officer, determines that it is not practicable or desirable for the Company to wait until the next Audit Committee meeting, then the transaction will be reviewed by the Chair of the Audit Committee. Based on its consideration of all the relevant facts and circumstances, each of the Board, Audit Committee or Chair will decide whether to approve the transaction.

As adopted, the policy has standing pre-approvals for transactions that meet specific criteria or are not considered related person transactions by the SEC. Pre-approved transactions include:

•

any transaction with another company at which a related person’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved does not exceed the greater of $1,000,000, or 2% of that company’s total annual revenues;

•

any charitable contribution, grant or endowment by the Company to a charitable organization, foundation or university at which a related person’s only relationship is as an employee (other than an executive officer) or a director, which has been approved pursuant to the Company’s Charitable Contribution Policy if the aggregate amount involved does not exceed the greater of $1,000,000, or 2% of that charitable organization’s total annual receipts;

•	any transaction involving a related person where the rates or charges involved are determined by competitive bids involving third parties who are not related persons; and

•

management agreements and franchise agreements entered into with Marriott International, Inc. and certain of its subsidiaries to manage Marriott and Ritz-Carlton hotels owned or leased by the Company or its subsidiaries, including modifications and amendments to existing agreements, if such agreements, amendments or modifications are on terms and conditions substantially consistent with the Company’s then current agreements with Marriott International or other major third party operators.

Related Person Transactions

Prior to October 8, 1993, we and Marriott International, Inc. were operated as a single consolidated company. On October 8, 1993, in connection with the issuance of a special dividend, the consolidated company’s businesses were split between Host Marriott Corporation (renamed Host Hotels & Resorts, Inc. in 2006) and Marriott International. Thereafter, we retained the lodging real estate business and the airport/toll road concessions business, while Marriott International took the lodging and service management businesses. On December 29, 1995, we distributed the airport/toll road concessions business to our stockholders.

Our ongoing relationships with Marriott International can be divided into two general categories:

•	distribution agreement and the related agreements stemming from our separation into two companies; and

•	lodging management and franchise agreements relating to our properties.

As of January 31, 2012, Richard E. Marriott, the Chairman of our Board, beneficially owned approximately 13.4% of the outstanding shares of common stock of Marriott International. Mr. Marriott’s brother, J.W. Marriott, Jr., serves as Executive Chairman and Chairman of the Board of Marriott International and formerly served as Chief Executive Officer. By reason of Richard E. Marriott’s ownership of such shares, and his brother’s position at Marriott International, transactions between Marriott International and our Company are considered related person transactions within the meaning of our policy described above. A summary of our ongoing relationships with Marriott International is provided below.

Distribution Agreement and Related Agreements

In connection with the separation of our business from that of Marriott International, we entered into a distribution agreement with Marriott International that allocated the assumption of liabilities and cross-indemnities so that each company shouldered the financial and legal responsibility for its respective businesses. This distribution agreement has been amended from time to time. We also entered into other agreements with Marriott International in connection with the business separation which govern aspects of our ongoing relationships. These other agreements include:

Tax Sharing Agreement

We entered into a tax sharing agreement with Marriott International that allocates the parties’ rights and obligations with respect to: (1) deficiencies and refunds of federal, state and other income or franchise taxes relating to our businesses for tax years prior to the separation; and (2) certain of our tax attributes after the separation. We have agreed to cooperate with each other and to share information in preparing tax returns and in dealing with other tax matters.

Leases

We currently sublease approximately 2,400 square feet of office space from Marriott International. The sublease was provided on market terms and conditions. In 2011, we paid Marriott International approximately $94,645 in rental fees for this office space. In addition, in 2011 we paid Marriott International $100,000 in ground rent under a lease in connection with property at the JW Marriott Desert Springs Resort & Spa.

Lodging Management and Franchise Agreements

Marriott International and certain of its subsidiaries have entered into management agreements with us and certain of our subsidiaries to manage Marriott-and Ritz-Carlton-branded full-service hotels owned or leased by us and our subsidiaries. Marriott International has also entered into a franchise agreement with us and certain of our subsidiaries that allow us to use the Marriott brand, associated trademarks, reservation systems and other related items for one Marriott hotel for which we have entered into an operating agreement with a hotel management company other than Marriott International. In 2011, we and our subsidiaries paid $120 million in the aggregate in management and franchise fees to Marriott International. The initial term of our management agreements with Marriott International is generally 15 to 25 years with one or more renewal terms at the option of the manager. The majority of these management agreements condition Marriott International’s right to exercise renewal options upon the satisfaction of specified economic performance criteria. Under each management agreement, Marriott International provides comprehensive management services for the hotels. These agreements typically include the terms described below.

•

Operational Services. Marriott International generally has sole responsibility and exclusive authority for all activities necessary for the day-to-day operation of the hotels, including establishing all room rates, securing and processing reservations, procuring inventories, supplies and services, providing periodic inspection and consultation visits to the hotels by technical and operational experts and promoting and publicizing of the hotels. Marriott International receives compensation in the form of a base management fee which is calculated as a percentage (typically 3%) of annual gross revenues, and an incentive management fee, which is typically calculated as a percentage (generally 20%) of operating profit after we have received a priority return on our investment in the hotel.

•

Executive Supervision and Management Services. Marriott International provides all managerial and other employees for the hotels, reviews the operation and maintenance of the hotels, prepares reports, budgets and projections, provides other administrative and accounting support services to the hotels, such as planning and policy services, financial planning, divisional financial services, product planning and development, employee staffing and training, corporate executive management, and certain in-house legal services. For the majority of our properties managed by Marriott International, we have approval rights over the budget, capital expenditures, significant leases and contractual commitments and other matters.

•

Chain Services. Marriott International furnishes chain services on a centralized basis. Such services include: (1) the development and operation of certain computer systems and reservation services; (2) regional management and administrative services, regional marketing and sales services, regional training services, manpower development and relocation of regional personnel; and (3) such additional central or regional services as may from time to time be more efficiently performed on a regional or group basis rather than on an individual hotel basis. Costs and expenses incurred in providing these services are generally allocated among all hotels managed by Marriott International or its affiliates that benefit from these services.

•

Working Capital and Fixed Asset Supplies. We are required to maintain working capital for each hotel and to fund the cost of certain fixed asset supplies (for example, linen, china, glassware, silver and uniforms). We are also responsible for providing funds to meet the cash needs for hotel operations if at any time the funds available from hotel operations are insufficient to meet the financial requirements of the hotels.

•

Furniture, Fixtures and Equipment Replacements. We are required to provide all necessary furniture, fixtures and equipment for the operation of the hotels (including funding any required furniture, fixtures and equipment replacements). On an annual basis Marriott International will prepare a list of furniture, fixtures and equipment to be acquired and certain routine repairs and maintenance to be performed in the next year and an estimate of the funds that are necessary for each of their hotels, which is subject to our review and approval. For purposes of funding the furniture, fixtures and equipment replacements, a specified percentage (typically 5%) of the gross revenues of the hotel is deposited into an escrow account in our name, to which the manager has access. However, for 61 of our Marriott hotels, we have entered into an agreement with Marriott International to allow us to fund such expenditures directly as incurred from one account that we control, subject to maintaining a minimum balance of the greater of $35.7 million or 30% of total annual specified contributions, rather than escrowing funds at accounts at each hotel.

•

Building Alterations, Improvements and Renewals. Marriott International is required to prepare an annual estimate of the expenditures necessary for major repairs, alterations, improvements, renewals and replacements to the structural, mechanical, electrical, heating, ventilating, air conditioning, plumbing and elevators of each hotel, along with alterations and improvements to the hotel as are required, in Marriott International’s reasonable judgment, to keep the hotel in a competitive, efficient and economical operating condition consistent with Marriott’s brand standards. We generally have approval authority over such budgets and expenditures.

•

Service Marks. During the term of the management agreements, the brand name, service mark, symbols and logos used by the manager may be used in the operation of the hotel. Any right to use the brand name, service marks, logos and symbols and related trademarks at a hotel will terminate with respect to that hotel upon termination of the applicable management or franchise agreement.

•

Territorial Protections. Certain management agreements impose restrictions for a specified period which limit Marriott International and its affiliates from owning, operating or licensing a hotel of the same brand within a specified area. The area restrictions vary with each hotel, from city blocks in urban areas to up to a multi-mile radius from the hotel in other areas.

•

Sale of the Hotel. Most of our management agreements with Marriott International limit our ability to sell, lease or otherwise transfer the hotels by requiring that the transferee assume the related management agreements and meet specified other conditions, including the condition that the transferee not be a competitor of Marriott International.

•

Termination on Sale. While most of our management agreements with Marriott International are not terminable prior to their full term, we have negotiated termination rights with respect to 17 specified Marriott-branded hotels in connection with the sale of these hotels subject to certain limitations (including the number of agreements that can be terminated per year, limitations measured by earnings before interest, taxes, depreciation and amortization (EBITDA), and limitations requiring that a significant portion of such hotels maintain the Marriott brand affiliation). The described termination rights may be exercised without payment of a termination fee, except for one of the specified hotels wherein a termination fee is required if it does not maintain the Marriott brand affiliation.

•

Performance Termination. The majority of our management agreements with Marriott International provide for termination rights in the case of the manager’s failure to meet certain financial performance criteria, usually a specified threshold return on the owner’s investment, along with a failure of the hotel to achieve a specified revenue per-available-room performance threshold established with reference to other competitive hotels in the market. Typically, such performance-based termination rights arise in the event the manager fails to achieve specified performance thresholds over a consecutive two-year period, and are subject to their ability to ‘cure’ and avoid termination by payment to us of specified deficiency amounts (or, in some instances, waiver of the right to receive specified future management fees). We have agreed in the past, and may agree in the future, to waive certain of these termination rights in exchange for consideration from the hotel manager, which consideration could take the form of cash compensation or amendments to the management agreement. Similarly, the majority of our management agreements with Marriott International condition the manager’s right to renew pre-determined extension terms to the satisfaction of certain financial performance criteria as noted earlier.

STOCKHOLDER PROPOSALS FOR OUR NEXT ANNUAL MEETING

If you wish to submit a proposal to be included in the proxy statement for our 2013 annual meeting, we must receive it no later than December 5, 2012. The proposal must comply with the SEC’s proxy rules and should be sent to the attention of the Secretary at Host Hotels & Resorts, Inc., 6903 Rockledge Drive, Suite 1500, Bethesda, MD 20817.

Additionally, the Company’s Bylaws include requirements which must be met if a stockholder would like to nominate a candidate for director or bring other business before the stockholders at the 2013 annual meeting, that, in either case, is not intended to be included in the Company’s proxy statement. Those requirements include written notice to the Secretary (at the above address), no earlier than November 5, 2012 and no later than December 5, 2012, and which notice must contain all of the information required under our Bylaws, a copy of which is available, at no charge, from the Secretary, and is also available on our website (http://www.hosthotels.com).

OTHER MATTERS

Our Board is not aware of any other business that will be presented at the annual meeting. If any other business is properly brought before the annual meeting or any adjournment or postponement thereof, proxies received will be voted in accordance with the recommendation of our Board. Discretionary authority with respect to such other matters is granted by execution of the enclosed proxy.

It is important that the proxies be voted promptly and that your shares are represented. Please submit your proxy via the Internet, by phone or by signing, dating and returning your proxy in the enclosed envelope. A copy of our 2011 Annual Report (including our Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC) has been mailed concurrently with this proxy statement to all stockholders entitled to notice of and to vote at the annual meeting. The Annual Report is not incorporated into this proxy statement and is not considered proxy solicitation material.

We have filed an Annual Report on Form 10-K for the year ended December 31, 2011 with the Securities and Exchange Commission. You may obtain, free of charge, a copy of the 2011 Annual Report on Form 10-K (excluding exhibits) by writing to the Secretary, Host Hotels & Resorts, Inc., 6903 Rockledge Drive, Suite 1500, Bethesda, Maryland 20817-1109. We will charge an amount equal to the reproduction cost if the exhibits are requested. Our Annual Report on Form 10-K may also be accessed electronically on our website (http://www.hosthotels.com).

By Order Of the Board of Directors

ELIZABETH A. ABDOO

Secretary

Dated: April 5, 2012

HOTEL INFORMATION

A special stockholder annual meeting rate is offered at the hotel for Wednesday, May 9, 2012. A limited number of rooms are available at this special rate of $289, plus taxes and gratuities, single or double occupancy. To receive this special rate, please call Regina Smith at 703-744-3935 or email regina.smith@ritzcarlton.com. All reservations should be received by the hotel no later than April 30, 2012. This discount may not be used in conjunction with any other discount, coupon or group rate.

Directions to the hotel:

From Ronald Reagan Washington National Airport (14 miles): Take Route 233 West and then Route 1 North. Take the left lane and switch over to Route 110 North. Travel two miles and take I-66 West eight miles to Exit 67 (I-495 North/Dulles Airport). Stay in the right lane (To All Local Exits). Take Exit 19A (Tysons Corner). At the fourth light, turn right onto Tysons Boulevard. Continue past the next light. The Ritz-Carlton is on the left at 1700 Tysons Boulevard, 1/4 mile past the first light.

From Dulles International Airport (12 miles): Take the Dulles Toll Road (route 267 East) toward Washington D.C. Take exit #18 (I-495 South, Richmond). Stay in the right lane and take exit #46A (Route 123 South Chain Bridge Road/Tysons Corner). Turn right onto Tysons Boulevard. The Ritz-Carlton is on the left at 1700 Tysons Boulevard.

West on I-66 from Downtown Washington, D.C.: Take I-66 West to Exit 67, I-495 North, Dulles Airport. Stay in the right lane (sign reads “To All Local Exits”). Take Exit 19-A (Tysons Corner). At the fourth light turn right onto Tysons Boulevard. The hotel is on the left, 1/4 mile at 1700 Tysons Boulevard.

From I-495 North or South: Coming from either North or South on I-495 (Capital Beltway), take exit 46A (Route 123/Chain Bridge Road/Tysons Corner). Turn right at the first light onto Tysons Boulevard. Continue through the next light and go 1/4 mile. The hotel is on the left at 1700 Tysons Boulevard.

From I-95 North (from Richmond): Approaching the Capital Beltway from the South on I-95 North, take I-495 West (Rockville/Tysons Corner). Continue to exit 46A (Route 123/Chain Bridge Road/Tysons Corner). Turn right at the first light onto Tysons Boulevard. Continue through the next light and go 1/4 mile. The hotel is on the left at 1700 Tysons Boulevard.

From I-95 South (from Baltimore): Approaching the Capital Beltway from the North on I-95 South at Exit 27, stay in the right lanes and switch over to I-495 West (Capital Beltway toward Silver Spring). Entering Northern Virginia, take exit 46A (Route 123/Chain Bridge Road/Tysons Corner). Turn right at the first light onto Tysons Boulevard. Continue through the next light and go 1/4 mile. The hotel is on the left at 1700 Tysons Boulevard.

From Washington, DC (via George Washington Parkway): From Constitution Avenue westbound after crossing the Potomac via the Roosevelt Bridge, exit Northwest onto George Washington Parkway. Travel West for approximately 8 miles to I-495 (Capital Beltway) South. Follow I-495 South for approximately three miles to exit 46A (Route 123/Chain Bridge Road/Tysons Corner). Turn right at the first light onto Tysons Boulevard. Continue through the next light and go 1/4 mile. The hotel is on the left at 1700 Tysons Boulevard.

You may also get directions from the hotel website:

(http://www.ritzcarlton.com/en/Properties/TysonsCorner/Information/Directions/Default.htm ) or call the hotel at (703) 506-4300.

Annual Meeting Admission Ticket
Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 p.m., New York Time, on May 9, 2012.
Vote by Internet
• Go to www.investorvote.com/HST
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed, and FOR Proposals 2 and 3.

1.	Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
	01 - Robert M. Baylis	☐	☐	☐	02 - Terence C. Golden	☐	☐	☐	03 - Ann M. Korologos	☐	☐	☐	+

	04 - Richard E. Marriott	☐	☐	☐	05 - John B. Morse, Jr.	☐	☐	☐	06 - Walter C. Rakowich	☐	☐	☐

	07 - Gordon H. Smith	☐	☐	☐	08 - W. Edward Walter	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain

2.	Ratify Appointment of KPMG LLP as independent registered public accountants for 2012.	☐	☐	☐	3.	Advisory resolution to approve executive compensation.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, guardian, officer of a corporation or in another representative capacity, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

¢	+

ADMISSION TICKET

HOST HOTELS & RESORTS, INC.

ANNUAL MEETING OF STOCKHOLDERS

THURSDAY, MAY 10, 2012, 11:00 A.M.

The Ritz-Carlton, Tysons Corner

1700 Tysons Boulevard

McLean, Virginia 22102

AGENDA

1. ELECTION OF DIRECTORS

•

2. RATIFICATION OF KPMG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

•

3. AN ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION

•

TRANSACTION OF OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING

It is important that your shares be represented at this meeting, whether or not you attend the meeting in person.

To make sure your shares are represented, we urge you to submit your proxy instructions by telephone, via the Internet, or by completing and mailing the proxy card below. If you plan on attending the Annual Meeting, please mark the appropriate box on the reverse side of the proxy card below.

Present this Admission Ticket to the Host Hotels & Resorts representative at the entrance.

Receive Future Proxy Materials Electronically

Help us make a difference by eliminating paper proxy mailings to your home or business. With your consent, we will send future proxy voting materials to you by email. To register for electronic delivery of future proxy materials, go to www.computershare.com/investor and sign up for electronic delivery.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

[

Proxy — HOST HOTELS & RESORTS, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD THURSDAY, MAY 10, 2012, 11:00 A.M.

The undersigned appoints Elizabeth A. Abdoo and Larry K. Harvey, or either of them, as proxies. Each shall have the power to appoint his or her substitute. They are authorized to vote, as designated on the reverse side, all shares of Host Hotels & Resorts, Inc. common stock held of record by the undersigned on March 15, 2012 at the Annual Meeting of Stockholders to be held on May 10, 2012, or any adjournment or postponement thereof, and to otherwise represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting.

This proxy when properly executed will be voted in the manner directed herein. If this proxy is executed but no instruction is made, this proxy will be voted FOR the election of each director, and FOR proposals 2 and 3. In their discretion, the proxies are authorized to vote and otherwise represent the undersigned on any other matter that may properly come before the Annual Meeting or any adjournment or postponement thereof.

Your vote is important. Please vote immediately.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.